Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement – 2011 Annual Meeting of Shareholders

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

TEAM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 Hermann Drive

Alvin, Texas 77511

(281) 331-6154

Notice of 2011 Annual Meeting and Proxy Statement

August 26, 2011

To Our Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2011 Annual Meeting of Shareholders of Team, Inc. The Annual Meeting will be held on Thursday, September 29, 2011 at 3:00 p.m., local time, at our headquarters located at 200 Hermann Drive, Alvin, Texas 77511. A notice of the meeting, a Proxy Statement and a proxy card containing information about the matters to be voted upon are enclosed.

In addition to the Proxy Statement, you should have also received a copy of our Annual Report on Form 10-K for the fiscal year ended May 31, 2011. We encourage you to read the Form 10-K. It includes information about our operations as well as our audited, consolidated financial statements. If you did not receive a copy of our 2011 Annual Report on Form 10-K, it, along with this Proxy Statement, are available on our website at www.teamindustrialservices.com/proxy2011.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See “About the Annual Meeting—How do I vote by proxy?” in the Proxy Statement for more details. Instructions for each type of voting are included with the instructions on your proxy card and the Notice of Internet Availability of Proxy Materials. Returning the proxy card or voting electronically does not deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the meeting.

Sincerely,

Chairman of the Board of Directors and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting.

Our Proxy Statement and 2011 Annual Report are available at

www.teamindustrialservices.com/proxy2011

TEAM, INC.

200 Hermann Drive

Alvin, Texas 77511

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	3:00 p.m., local time, on Thursday, September 29, 2011

Location:	Team, Inc.
200 Hermann Drive
Alvin, Texas 77511

Items of Business:	• Proposal One—Election of Directors;

• Proposal Two—Ratification of Independent Auditor;

• Proposal Three—Advisory vote on Named Executive Officer compensation;

• Proposal Four—Advisory vote on frequency of holding future advisory votes on Named Executive Officer compensation;

• Proposal Five—Approval of amendments to Texas articles of incorporation to eliminate supermajority voting requirements;

• Proposal Six—Approval of reincorporation in Delaware;

• Proposal Seven—Approval of an increase in the number of authorized shares under the Team, Inc. 2006 Stock Incentive Plan, as amended; and

• Such other business as may properly come before the meeting, or any adjournment thereof.

Documents:	We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our 2011 Annual Report and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2011 Annual Report are available at www.teamindustrialservices.com/proxy2011. Our 2011 Annual Report, including our Form 10-K for the year ended May 31, 2011, does not form a part of the material for the solicitation of proxies.

Record Date:	The shareholders of record of our Common Stock as of the close of business on Monday, August 8, 2011 will be entitled to vote at the Annual Meeting, or any adjournment thereof. A complete list of shareholders of record of our Common Stock entitled to vote at the Annual Meeting will be maintained in our principal executive offices at 200 Hermann Drive, Alvin, Texas 77511 for ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

Proxy Voting:	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by fully completing and returning the proxy card sent to you. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and are included in the accompanying Proxy Statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement. You may also vote your shares in person by attending the Annual Meeting and requesting a written ballot.

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

Page
General	1
About the Annual Meeting	1
Proposal One—Election of Directors	5
Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2012	6
Proposal Three—Advisory vote on Named Executive Officer compensation	7
Proposal Four—Advisory vote on frequency of holding future advisory votes on Named Executive Officer compensation	8
Proposal Five—Approval of amendments to Texas articles of incorporation to eliminate supermajority voting requirements	9
Proposal Six—Approval of reincorporation in Delaware	11
Proposal Seven—Approval of an increase in the number of authorized shares under the Team, Inc. 2006 Stock Incentive Plan, as amended	24
Corporate Governance	30
The Board of Directors and Its Committees	33
Compensation of Directors	38
Executive Officers	39
Compensation Committee Report	40
Compensation Discussion and Analysis	41
Executive Compensation and Other Matters	50
Summary Compensation Table	50
Grants of Plan-Based Awards	51
Outstanding Equity Awards at May 31, 2011	52
Option Exercises and Stock Vested	53
Equity Compensation Plan Information	53
Senior Management Compensation and Benefit Continuation Policy	53
Potential Payments Upon Termination or Change of Control	55
Security Ownership of Certain Beneficial Owners and Management	57
Transactions with Related Persons	58
Audit Committee Report	59
Information on Independent Public Accountants	60
Annual Report on Form 10-K	60
Delivery of Proxy Materials to Shareholders Sharing an Address	60
Shareholder Proposals	61
Where You Can Find More Information	61
Other Business	62
Appendix A—Agreement and Plan of Merger	A-1
Appendix B—Delaware Certificate of Incorporation of New Team	B-1
Appendix C—Delaware Bylaws of New Team	C-1
Appendix D—Team, Inc. 2006 Stock Incentive Plan	D-1

TEAM, INC.

200 Hermann Drive

Alvin, Texas 77511

PROXY STATEMENT

GENERAL

These proxy materials are being provided to you in connection with the 2011 Annual Meeting of Shareholders of Team Inc. (the “Annual Meeting”). This Proxy Statement, the accompanying proxy card and the Company’s 2011 Annual Report on Form 10-K were first mailed to shareholders on or about August 26, 2011. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our 2011 Annual Report on Form 10-K and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2011 Annual Report on Form 10-K are available at www.teamindustrialservices.com/proxy2011. Our 2011 Annual Report on Form 10-K does not form a part of the material for the solicitation of proxies.

Unless otherwise indicated, the terms “Team, Inc.,” “Team,” “the Company,” “we,” “our” and “us” are used in these proxy materials to refer to Team, Inc. We are incorporated in the state of Texas and our company website can be found at www.teamindustrialservices.com. Our stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “TISI” and our fiscal year ends May  31 of each year.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Team Inc. (the “Board”) is soliciting your vote in connection with our 2011 Annual Meeting.

What is the purpose of the Annual Meeting?

The meeting will be our regular Annual Meeting of Shareholders. You will be voting on the following matters at our Annual Meeting:

1.	Proposal One—Election of Directors;

2.	Proposal Two—Ratification of Independent Auditor;

3.	Proposal Three—Advisory vote on Named Executive Officer compensation;

4.	Proposal Four—Advisory vote on frequency of holding future advisory votes on Named Executive Officer compensation;

5.	Proposal Five—Approval of amendments to Texas articles of incorporation to eliminate supermajority voting requirements;

6.	Proposal Six—Approval of reincorporation in Delaware;

7.	Proposal Seven—Approval of an increase in the number of authorized shares under the Team, Inc. 2006 Stock Incentive Plan, as amended; and

8.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board recommends a vote:

Proposal One—For the election of Philip J. Hawk and Louis A. Waters as Class I directors;

Proposal Two—For the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2012;

Proposal Three—For the approval of Team, Inc.’s compensation of its Named Executive Officers as disclosed in this Proxy Statement;

Proposal Four—For every year as the frequency with which Team should hold a shareholder advisory vote to approve the compensation of its Named Executive Officers as disclosed in this Proxy Statement;

Proposal Five—For the amendments to our Texas articles of incorporation to eliminate supermajority voting requirements;

Proposal Six—For the reincorporation of Team in Delaware; and

Proposal Seven—For approval of an increase in the number of authorized shares under the Team, Inc. 2006 Stock Incentive Plan, as amended.

Who is entitled to vote at the Annual Meeting?

The Board has set August 8, 2011 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned our Common Stock, par value $0.30 per share (the “Common Stock”), at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by all shareholders?

Each share of Common Stock is entitled to one vote. There is no cumulative voting. There were 19,603,338 shares of Common Stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and to conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card has been properly submitted by you or on your behalf, or you have voted on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of Common Stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (i) lacks the discretionary authority to vote on certain matters, and (ii) has not received voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to approve each proposal in this Proxy Statement?

Election of Directors. Directors are elected by a plurality of the votes cast. This means that the two individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

Appointment of KPMG. To be approved, Proposal Two requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy.

Advisory vote on Named Executive Officer compensation. To be approved, Proposal Three requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy. A vote on this proposal is not binding on the Board or the Company. Although the vote is non-binding, our Compensation Committee will review and consider the voting results when evaluating the compensation program for our Named Executive Officers.

Advisory vote on frequency of holding future advisory votes on Named Executive Officer compensation. The option of “every year,” “every two years,” or “every three years” that receives the highest number (plurality) of votes cast by the shares of Common Stock represented at the Annual Meeting, in person or by proxy, will be deemed to have received the advisory approval of the shareholders. Although this vote is not binding on it, our Board will take into account the outcome of this vote in making a determination on the frequency with which advisory “say on pay” votes on Named Executive Officer compensation will be included in our annual Proxy Statement.

Approval of amendments to Texas articles of incorporation to eliminate supermajority voting requirements. To be approved, Proposal Five requires the affirmative vote of 80% of the shares of Common Stock.

Approval of reincorporation in Delaware. To be approved, Proposal Six requires the affirmative vote of two-thirds of the shares of Common Stock.

Approval of an increase in the number of authorized shares under the Team, Inc. 2006 Stock Incentive Plan, as amended. To be approved, Proposal Seven requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy.

Other Matters. An affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, is generally required for action of any other matters that may properly come before the Annual Meeting.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card accompanying this Proxy Statement. You also have the option of voting your shares on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy. You may also vote in person by attending the Annual Meeting.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board. The Board has designated André C. Bouchard and Ted W. Owen to serve as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on each matter voted upon at the Annual Meeting. Under applicable rules, brokers have the discretion to vote on routine matters. For any non-discretionary items being considered at the meeting, such as election of the directors to the Board, your broker, bank or other nominee would not be able to vote on such matters. If your shares are held in street name, your broker, bank or other nominee will include a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your broker, bank or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

How are abstentions and broker non-votes counted?

Both abstentions and broker non-votes are counted as “present” for purposes of determining the existence of a quorum at the Annual Meeting. Abstentions on Proposal Two, Three, Five, Six and Seven will have the same effect as votes cast against the proposal. Abstentions on Proposal One and Four will not affect the vote on such proposals. For Proposal One, Two, Three, Four and Seven, broker non-votes will not be included in vote totals and will not affect the outcome of the vote on the proposals. However, for proposals Five and Six, broker non-votes will have the same effect as votes cast against the proposal.

Am I entitled to dissenters’ rights for any proposal?

No. Under Texas law, shareholders are not entitled to dissenters’ rights with respect to any of the proposals that will be considered at the 2011 Annual Meeting.

Who pays for the proxy solicitation and how will the Company solicit votes?

We bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or email. These individuals will not be paid any additional compensation for any such solicitation. We will request brokers and other nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares. We will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by providing written notice to our Corporate Secretary at: Team, Inc. Attn.: André C. Bouchard, Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511, specifying such revocation. You may change your vote by timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee.

PROPOSAL ONE—ELECTION OF DIRECTORS

Nominees for Election

Our Restated Articles of Incorporation and Bylaws provide that our Board will consist of not less than six nor more than nine persons, the exact number to be fixed from time-to-time by the Board. The Board has fixed the current number of directors at seven. Our directors are divided into three classes designated as Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The Class I directors serve for a term expiring at the 2011 Annual Meeting of Shareholders, the Class II directors serve for a term expiring at the 2012 Annual Meeting of Shareholders and the Class III directors serve for a term expiring at the 2013 Annual Meeting of Shareholders. At each Annual Meeting, successors to the class of directors whose term expires at that Annual Meeting are elected for a term expiring at the third succeeding Annual Meeting. Each director holds office until the Annual Meeting for the year in which his or her term expires and until a successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.

The Board has nominated the following two persons for election as Class I directors to serve a three-year term expiring on the date of our 2014 Annual Meeting of Shareholders or until their successors are duly elected and qualified:

•	Philip J. Hawk; and

•	Louis A. Waters.

Biographical information about each of the nominees is provided under “The Board of Directors and its Committees,” below.

Vote Required and Board Recommendation

Directors are elected by a plurality of the votes cast. This means that the two individuals nominated for election to the Board who received the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Shareholders may not cumulate their votes for the election of directors. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee’s stead, of such other persons as our Board may recommend. We have no reason to believe that any of the nominees will be unable or unwilling to stand for election or to serve if elected.

The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees named above.

PROPOSAL TWO—TO RATIFY THE APPOINTMENT OF KPMG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm of the Company to audit its consolidated financial statements and the effectiveness of its internal controls over financial reporting for fiscal year 2012, and the Board has determined that it would be desirable to request that the shareholders ratify such appointment.

KPMG LLP has served as the independent registered public accounting firm of the Company and its subsidiaries since May 2002. KPMG LLP is considered by the Audit Committee and by the management of the Company to be well qualified. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Shareholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm is not legally required. Nevertheless, at the recommendation of the Audit Committee, the Board has directed that the appointment of KPMG LLP be submitted for shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the appointment of KPMG LLP at the Annual Meeting, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required and Board Recommendation

The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2012 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2012.

PROPOSAL THREE—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables the Company’s shareholders to vote and approve, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers. Accordingly, we are seeking your advisory vote and asking you to support the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

In the section entitled “Compensation Discussion and Analysis,” below, you will find a description of our executive compensation practices and objectives. Please also refer to the compensation tables and narrative discussion appearing under “Executive Compensation and Other Matters,” below, which provide detailed information about the compensation of our Named Executive Officers. Our Compensation Committee and Board believe that the compensation practices are effective in achieving our executive compensation objectives and that the compensation of our Named Executive Officers as disclosed in this Proxy Statement reflects and supports the appropriateness of our executive compensation philosophy and practices.

This Proposal Three, commonly known as the “say on pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers described in this Proxy Statement.

Accordingly, we invite you to carefully review the “Compensation Discussion and Analysis” beginning on pg. 41 and “Executive Compensation and Other Matters” beginning on pg. 50 and cast a vote to approve the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required and Board Recommendation

To be approved, Proposal Three requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.

A vote on this proposal is not binding on the Board or the Company. Although the vote is non-binding, our Compensation Committee will review and consider the voting results when evaluating the compensation program for our Named Executive Officers.

The Board of Directors recommends that shareholders vote “FOR” approval of the Company’s compensation of its Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL FOUR—ADVISORY VOTE ON FREQUENCY OF HOLDING FUTURE ADVISORY

VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Act and new Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are also providing shareholders an advisory vote on the frequency with which the shareholders will have their advisory “say on pay” vote on executive compensation, as set forth in Proposal Three, above. The advisory vote on the frequency of the “say on pay” vote is a non-binding vote as to how often the “say on pay” vote should occur: every year, every two years or every three years (it must occur, at a minimum, once every three years).

After careful consideration, our Board has determined to recommend that future “say on pay” advisory votes on Named Executive Officer compensation occur every year (annually). Although our executive compensation program is designed to promote a long-term connection between pay and performance, the Company’s executive compensation disclosures are made annually. The Board has considered that an annual advisory vote on Named Executive Officer compensation will allow our shareholders an opportunity to provide more immediate feedback on our compensation philosophy, objectives and practices as disclosed in our annual Proxy Statement.

Shareholders are not voting in this proposal to approve or disapprove the Board’s recommendation. Shareholders will be able to specify one of the following four choices for this proposal on the proxy card or voting instruction form:

•	a “say-on-pay” advisory vote every year;

•	a “say-on-pay” advisory vote every two years;

•	a “say-on-pay” advisory vote every three years; or

•	abstention from voting.

Vote Required and Board Recommendation

The option of “every year,” “every two years,” or “every three years” that receives the highest number (plurality) of votes cast by the shares of Common Stock represented at the Annual Meeting, in person or by proxy, will be deemed to have received the advisory approval of the shareholders. Although this vote is not binding on it, our Board will take into account the outcome of this vote in making a determination on the frequency with which advisory “say on pay” votes on Named Executive Officer compensation will be included in our annual Proxy Statement.

The Board of Directors recommends that shareholders vote “FOR” every year as the frequency with which Team should hold a shareholder advisory vote to approve the compensation of its Named Executive Officers as described in this Proxy Statement.

PROPOSAL FIVE—APPROVAL OF AMENDMENTS TO TEXAS ARTICLES OF INCORPORATION

TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

Proposal Five seeks shareholder approval of amendments to eliminate the existing supermajority voting provisions contained in Articles XI and XII of our Texas Articles of Incorporation. The proposed amendments include the changes summarized below. The following summary is qualified in its entirety by reference to New Team’s proposed Delaware Certificate, a copy of which is attached hereto as Appendix B.

Proposed Amendment

Section 4 of Article XI of our Texas Articles of Incorporation sets forth supermajority voting requirements with respect to any amendment, repeal or adoption of any provision inconsistent with the provisions contained in Article XI or any parallel or similar provisions contained in the Texas Bylaws.

Article XII of our Texas Articles requires supermajority shareholder approval for certain business transactions with related persons (generally persons or other entities that own or control 10% or more of the Company’s outstanding voting stock), unless that transaction is approved by a majority of the disinterested members of the Board of the Company and certain other conditions are satisfied. The vote required is the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all of the then outstanding shares of the Common Stock.

If Proposal Five is approved, the amended Texas Articles will delete Section 4 of Article XI and Article XII in its entirety, which effectively eliminates all of the supermajority voting requirements contained in the Texas Articles. As directed by Texas law, and as is currently the case for matters outside of Article XI and Article XII, the approval of the holders of at least two-thirds of the outstanding shares of the Company will be required to amend, repeal or adopt any and all provisions of the Texas Articles.

If Proposal Six is also approved, the Delaware Certificate will include a provision requiring the approval of the holders of at least two-thirds of the outstanding shares of New Team to amend, repeal or adopt any and all provisions of the Delaware Certificate.

Consequences of Shareholder Vote

Proposal Five is not dependent on the vote with respect to any other proposal. If Proposal Five and Proposal Six, the reincorporation Proposal, are approved, the Delaware Certificate will follow the shareholder voting standards as described in the “Proposed Amendment” section above. If Proposal Five is not approved and Proposal Six is approved, the shareholder voting requirements to approve certain transactions with interested persons and to approve the amendment, repeal or adoption of certain provisions contained in the Delaware Certificate and the Delaware Bylaws, will be substantially the same as those contained in the Company’s existing Texas Articles. If Proposal Five is approved and Proposal Six is not approved, an affirmative vote by the holders of at least two-thirds of the outstanding shares of the Company will still be required for certain transactions and to amend certain provisions of the Texas Articles.

Reasons for Recommended Change

Although supermajority voting requirements are intended to provide anti-takeover protection for the Company, the Board of the Company recognizes that the 80% supermajority provisions can sometimes hinder shareholders’ ability to affect company matters and that eliminating the 80% supermajority voting requirements would increase the Board’s accountability to shareholders and shareholder access to corporate governance matters. After giving careful consideration to shareholder views concerning this matter, the Board determined that the benefits of eliminating the 80% supermajority voting requirements outweighed any benefits from retaining such provisions.

Vote Required and Board Recommendation

To be approved, Proposal Five requires the affirmative vote of 80% of the shares of Common Stock.

The Board of Directors recommends a vote “FOR” the approval of amendment to the Texas Articles to eliminate supermajority voting requirements.

PROPOSAL SIX—APPROVAL OF REINCORPORATION IN DELAWARE

Our Board has unanimously approved and recommends that the shareholders approve the reincorporation of Team, Inc. from the State of Texas to the State of Delaware (the “Reincorporation”). The Reincorporation will be effected pursuant to an Agreement and Plan of Merger (the “Plan of Merger”) in substantially the form of Appendix A to this Proxy Statement. The Reincorporation will be effected through the merger of the Company into a wholly owned subsidiary of the Company incorporated under the laws of the State of Delaware (“New Team”). New Team currently has no operations, assets or liabilities. The Board believes that this Reincorporation will result in the advantages described below.

The Reincorporation will not result in any material change in our business, assets or financial position or in the persons who constitute our Board, including those persons who are elected at the Annual Meeting. The individuals serving as officers of the Company immediately before the merger will continue to serve as officers of New Team after the merger. Upon the effective date of the merger (“Effective Date”):

•	The legal existence of the Company as a separate corporation will cease;

•	New Team, as the surviving corporation, will succeed to the assets and assume the liabilities of the Company;

•	Each outstanding share of our Common Stock will automatically be converted into one share of common stock, $0.30 par value per share, of New Team (“New Team Common Stock”); and

•	Outstanding options and warrants to purchase our Common Stock will automatically be converted into options and warrants to purchase an identical number of shares of New Team Common Stock.

The terms of the Reincorporation are described in more detail in the Plan of Merger attached as Appendix A and all descriptions of the Reincorporation are qualified by and subject to the more complete information in Appendix A.

After the Effective Date, certificates representing shares of our Common Stock will be deemed to represent an equal number of shares of New Team Common Stock into which those shares converted. The Reincorporation will not affect the validity of the currently outstanding stock certificates. Consequently, it will not be necessary for shareholders of the Company to exchange their existing stock certificates for stock certificates of New Team.

The Reincorporation will become effective upon filing merger documents in Delaware and Texas, which filings are expected to be made as soon as practicable after shareholder approval of the Reincorporation. Pursuant to the terms of the Plan of Merger, the merger may be abandoned by the Board and the New Team board of directors (the “New Team Board”), any time before the Effective Date (whether before or after shareholder approval). In addition, the New Team Board may amend the Plan of Merger or the surviving corporation’s charter or bylaws at any time before the Effective Date, provided that any amendment made after shareholder approval may not (i) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of New Team, or (ii) alter or change any of the terms and conditions of the Plan of Merger or the surviving corporation’s charter or bylaws, if that alteration or change would adversely affect the holders of our capital stock.

After the Effective Date, the Certificate of Incorporation of New Team, the form of which is attached hereto as Appendix B (the “Delaware Certificate”), and the Bylaws of New Team, the form of which is attached hereto as Appendix C (“Delaware Bylaws”), will govern the surviving corporation. All descriptions of the Certificate of Incorporation and Bylaws are qualified by and subject to the more complete information set forth in those documents.

Certain changes in the rights of the shareholders of the Company will result under Delaware law and the new Certificate of Incorporation and Bylaws. See “Comparison of Shareholder Rights Before and After the Reincorporation” below.

Consequences of Shareholder Vote

If Proposal Six is approved, the ultimate terms of the Delaware Certificate will depend on whether Proposal Five is approved. If Proposal Six is not approved, the Company will remain a Texas corporation.

Reasons for the Reincorporation

As the Company plans for the future, the Board believes that it is essential to be able to draw upon well-established principles of corporate governance in making legal and business decisions. The predictability of Delaware corporate law provides a reliable foundation on which our governance decisions can be based. We believe that the shareholders will benefit from the Reincorporation into the State of Delaware.

The State of Delaware has long been the leader in adopting, construing and implementing comprehensive, flexible corporation laws which are conducive to the operational needs and independence of corporations domiciled in that state. The Delaware General Corporation Law (“DGCL”) is widely regarded as the most extensive and well-defined body of corporate law in the United States. Both the legislature and the courts in Delaware have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware judiciary has acquired considerable expertise in dealing with complex corporate issues. Moreover, the Delaware courts have repeatedly shown their willingness to accelerate the resolution of complex corporate issues within the very limited time available to meet the needs of parties engaged in corporate litigation. It is anticipated that the DGCL will continue to be interpreted and construed in significant court decisions, thus lending greater predictability and guidance in managing and structuring the internal affairs of a corporation and its relationships and contacts with others. Consequently, the DGCL is comparatively well known and understood.

We believe the Reincorporation should provide greater predictability with respect to our corporate affairs. We believe that the proposed Reincorporation under Delaware law will enhance our ability to attract and retain qualified independent directors to represent the Company. The law of Delaware offers greater certainty and stability from the perspective of those who serve as corporate directors. To date, we have not experienced difficulty in attracting or retaining directors. Nevertheless, as a result of the significant potential liability and comparatively modest compensation associated with service as a director, we believe that the better understood, and comparatively more stable, corporate environment afforded by Delaware will enable us to improve our ability to continue to attract capable and experienced individuals to our Board.

For a discussion of certain differences in shareholder rights and the powers of management under Delaware and Texas law, see “Comparison of Shareholder Rights Before and After the Reincorporation” below.

Comparison of Shareholder Rights Before and After the Reincorporation

Because of differences between the Texas Business Organizations Code (“TBOC”) and the DGCL, as well as differences between the Company’s charter documents before and after the Reincorporation, the Reincorporation will effect some changes in the rights of the Company’s shareholders. Summarized below are the most significant differences between the rights of the shareholders of the Company before and after the Reincorporation as a result of the differences between each of the TBOC and the DGCL, the Texas Articles and the Bylaws of the Company (the “Texas Bylaws”) and the Delaware Certificate and the Delaware Bylaws. The summary below is not intended to be relied upon as an exhaustive list of all the differences or a complete description of the differences, and is qualified in its entirety by reference to the TBOC, the Texas Articles, the Texas Bylaws, the DGCL, the Delaware Certificate and the Delaware Bylaws. These terms may vary depending if Proposal Five is adopted by shareholders.

Business Combination Statute

Texas

The TBOC imposes a special voting requirement for the approval of specific business combinations and related party transactions between public corporations and affiliated shareholders unless the board of directors of the corporation approves the transaction or the acquisition of shares by the affiliated shareholder prior to the affiliated shareholder becoming an affiliated shareholder. The TBOC prohibits specific mergers, sales of assets, reclassifications and other transactions between shareholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation for a period of three years following the shareholder acquiring shares representing 20% or more of the corporation’s voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires that ownership. A vote of shareholders is not necessary if the board of directors approves the transaction or approves the purchase of shares by the affiliated shareholder before the affiliated shareholder acquires beneficial ownership of 20% of the shares, or if the affiliated shareholder was an affiliated shareholder before December 31, 1996, and continued as such through the date of the transaction.

Delaware

The DGCL prohibits certain transactions between a Delaware corporation and an “interested shareholder,” which is broadly defined as a person (including the affiliates and associates of such person) that is directly or indirectly a beneficial owner of 15% or more of the outstanding voting stock of a Delaware corporation. This provision prohibits certain business combinations (including mergers, consolidations, sales or other dispositions of assets having an aggregate market value of 10% or more of either the consolidated assets of a company or the outstanding stock of a company, and certain transactions that would result in the issuance or transfer of stock of a company, increase the interested shareholder’s proportionate share of ownership in a company or grant the interested shareholder disproportionate financial benefits) between an interested shareholder and a company for a period of three years after the date the interested shareholder acquired its stock, unless: (i) the business combination or the transaction in which the shareholder became an interested shareholder is approved by that company’s board of directors prior to the date the interested shareholder becomes an interested shareholder; (ii) the interested shareholder acquired at least 85% of the voting stock of that company in the transaction in which it became an interested shareholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested shareholders at an annual or special meeting.

Comparison

Under the DGCL, shareholders owning 15% of the voting stock of a company (or in certain cases an even smaller percentage) might be able to block certain transactions which is a smaller percentage than is currently the case under Texas law. The application of either statute could make more difficult or discourage a tender offer or the completion of a “second step” merger by a holder of a substantial block of a company’s voting stock, irrespective of whether such action might be perceived by shareholders holding a majority of the voting stock to be beneficial to a company and its shareholders.

The application of the DGCL could adversely affect the ability of shareholders to benefit from certain transactions which are opposed by the board or by shareholders owning 15% of the voting stock of a company, even if the price offered in those transactions represents a premium over the then-current market price of a company’s voting stock, to the extent that a market for that stock then exists. To the extent that a board’s disapproval of a proposed transaction discourages establishment of a controlling stock interest, the position of such board and the company’s management may be strengthened, thereby assisting those persons in retaining their positions.

Nevertheless, the Board believes that, on balance, becoming subject to the provisions of the DGCL will be in the best interest of the Company and its shareholders. In recent years there have been a number of surprise take-overs of publicly-owned corporations. These transactions have occurred through tender offers or other sudden purchases of a substantial number of outstanding shares. Frequently, these tender offers and other share purchases have been followed by a merger or other form of complete acquisition of the target company by the purchaser without any negotiations with the target company’s board of directors. Such a “second step” business combination automatically eliminates minority interests in the target company, often for less valuable consideration per share than was paid in the purchaser’s original tender offer or market purchases. In other instances, a purchaser has used its controlling interest to effect other transactions having an adverse impact on the target company and its shareholders.

The Delaware Certificate does not alter the Delaware Business Combinations Statute.

Sales, Leases, Exchanges or Other Dispositions

Texas

Generally, the sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of a Texas corporation, if not made in the usual and regular course of its business, requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote. Under Texas law, the transfer of substantially all of a corporation’s assets in such a manner that the corporation continues to indirectly engage in its business is deemed to be in the usual and regular course of its business.

Delaware

A Delaware corporation may sell, lease or exchange all or substantially all of its property and assets when and as authorized by a majority of the outstanding stock of the corporation entitled to vote thereon, unless the certificate of incorporation provides to the contrary.

The Delaware Certificate does not address this issue.

Appraisal Rights

Texas

Except for the limited classes of mergers, consolidations, sales and asset dispositions for which no shareholder approval is required under Texas law, and shareholders of Texas corporations with voting rights have appraisal rights in the event of a merger, consolidation, conversion, sale, lease, exchange or other disposition of all, or substantially all, the property and assets of the corporation. Notwithstanding the foregoing, a shareholder of a Texas corporation has no appraisal rights with respect to any plan or merger or conversion in which there is a single surviving or new domestic or foreign corporation, or with respect to any plan of exchange if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange or a similar system;

(B) listed on the NASDAQ Stock Market or a successor quotation system;

(C) designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or a successor system; or

(D) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or a successor entity; or

(iii) held of record by at least 2,000 owners;

(B) cash; or

(C) any combination of the ownership interests and cash above.

Delaware

Under Delaware law, shareholders have no appraisal rights in the event of a merger or consolidation of the corporation if the stock of the Delaware corporation is listed on a national securities exchange or if such stock is held of records by more than 2,000 shareholders. Further, no appraisal rights are available for any shares of stock of the corporation surviving a merger if:

(1) the agreement does not amend the certificate of incorporation of the surviving corporation;

(2) each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and

(3) the increase in the outstanding shares as a result of the merger does not exceed twenty percent (20%) of the shares of the surviving corporation outstanding immediately prior to the merger.

Shareholders of a Delaware corporation have no appraisal rights in a merger between that parent corporation and a subsidiary corporation wholly owned by that parent corporation. Even if appraisal rights would not otherwise be available under Delaware law in the cases described above, shareholders would still have appraisal rights if they are required by the terms of the agreement of merger and consolidation to accept for their stock anything other than:

(1) shares of stock;

(A) of the surviving corporation; or

(B) of any other corporation which shares at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders;

(2) cash in lieu of fractional shares; or

(3) a combination of such shares and such cash.

Otherwise, shareholders of a Delaware corporation have appraisal rights in consolidations and mergers.

Under Delaware law, any corporation may provide in its certificate of incorporation that appraisal rights will also be available as a result of an amendment to its certificate of incorporation, any merger or consolidation involving such corporation, or the sale of all or substantially all of the assets of the corporation.

The Delaware Certificate has no such provisions.

Shareholder Consent to Action Without a Meeting

Texas

Under Texas law, any action that may be taken at a meeting of the shareholders may be taken without a meeting if written consent thereto is signed by all the holders of shares entitled to vote on that action. The articles of incorporation of a Texas corporation may provide that action by written consent in lieu of a meeting may be taken by the holders of that number of votes which, under the corporation’s articles of incorporation, would be required to take the action which is the subject of the consent at a meeting at which each of the shares entitled to vote thereon were present and voted.

The Texas Articles and Texas Bylaws do not address shareholder action in lieu of a meeting. As a result, the taking of any such action without a meeting requires the unanimous written consent of the holders of all of the Company’s issued and outstanding shares.

Delaware

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action that can be taken at such meeting can be taken without a meeting if written consent thereto is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were presented and voted.

The Delaware Bylaws provide that any such action requires the unanimous written consent of the holders of all of the Company’s issued and outstanding shares.

Procedures for Filling Vacant Directorships

Texas

Under Texas law, any vacancy occurring in the board of directors may be filled by the shareholders or by the affirmative vote of a majority of the remaining directors, even if such directors constitute less than a quorum. A directorship to be filled by an increase in the number of directors may be filled by the shareholders or by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders, provided that the board of directors may not fill more than two such directorships during the period between any two successive Annual Meetings of shareholders.

The Texas Articles are consistent with the TBOC.

Delaware

Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The Delaware Certificate is consistent with the DGCL.

Right to Call Meetings

Texas

Under Texas law, holders of not less than 10% of all of the shares entitled to vote at the proposed meeting have the right to call a special shareholders’ meeting, unless the certificate of formation provides for a number of shares greater than or less than 10%, but in no event may the certificate of formation provide for a number of shares greater than 50%. The president, board of directors, or any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation may also call special shareholders’ meetings.

The Texas Bylaws provide that special meetings of the shareholders may be called by the chairman of the board of directors, and by the president at the request of not less than 10% of all of the outstanding shares entitled to vote at the meeting.

Delaware

Delaware law provides that special meetings of the shareholders may be called by the board of directors or such other persons as are authorized in the certificate of incorporation or bylaws.

The Delaware Bylaws are consistent with the Texas Bylaws.

Voting by Proxy

Texas

Under Texas law, a shareholder may authorize another person or persons to act for such shareholder by proxy. Under Texas law, a proxy is only valid for eleven months from its date unless otherwise provided in the proxy.

Delaware

Under Delaware law, a shareholder may authorize another person or persons to act for such shareholder by proxy. Under Delaware law, a proxy is valid for three years from its date unless otherwise provided in the proxy.

Charter Amendments

Texas

Under Texas law, an amendment to the articles of incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation, unless a different amount, not less than a majority, is specified in the articles of incorporation.

The Texas Articles do not provide for a different amount.

Delaware

Delaware law provides that amendments to the certificate of incorporation must be approved by the holders of a majority of the corporation’s stock entitled to vote thereon, unless the certificate of incorporation provides for a greater number.

The Delaware Certificate requires the approval of the holders of at least two-thirds of the outstanding shares of the Company then entitled to vote in an election of directors, voting as a single class.

Bylaw Amendments

Texas

Under Texas law, the board of directors may amend, repeal or adopt a corporation’s bylaws unless the articles of incorporation reserve this power exclusively to the shareholders, or the shareholders in amending, repealing or adopting a particular bylaw expressly provide that the board of directors may not amend, readopt or repeal that bylaw.

The Texas Articles and the Texas Bylaws allow amendments to the bylaws by the board of directors or a majority vote of the holders of the outstanding shares entitled to vote.

Delaware

Under Delaware law, the right to amend, repeal or adopt the bylaws is permitted to the shareholders of the corporation entitled to vote and, if the corporation’s certificate of incorporation so provides, the corporation’s board of directors.

The Delaware Certificate and Delaware Bylaws provide that the Delaware Bylaws may be amended, repealed, altered or adopted by the affirmative vote of at least two-thirds of the holders of the outstanding shares of the Company then entitled to vote in an election of directors, voting as a single class, or by approval of a majority of the board of directors.

Classified Board of Directors

Companies may provide for classified or staggered boards under Texas law and under Delaware law.

The Texas Articles and Texas Bylaws provide for a classified board of directors. The Delaware Certificate and Delaware Bylaws also provide for a classified board of directors.

Removal of Directors

Texas

Under Texas law, except as otherwise provided by the certificate of formation or bylaws of a corporation, the shareholders may remove a director, with or without cause, by a vote of the holders of a majority of the shares entitled to vote at an election of the directors. If the certificate of formation permits cumulative voting and less than the entire board is to be removed, a director may not be removed if the votes cast against the removal would be sufficient to elect him if cumulatively voted at an election of the entire board of directors, or if there are classes of directors, at an election of the class of directors of which he is a part. If the corporation’s directors serve staggered terms, a director may not be removed except for cause unless the certificate of formation provides otherwise.

The Texas Certificate does not allow the removal of directors, except for cause. The Texas Certificate and Texas Bylaws do not allow cumulative voting.

Delaware

Under Delaware law, a majority of shareholders then entitled to vote at an election of directors may remove a director with or without cause except: (i) if the board of directors of a Delaware corporation is classified (i.e., elected for staggered terms), in which case a director may only be removed for cause, unless the corporation’s certificate of incorporation provides otherwise; and (ii) in the case of a corporation which possesses cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.

The Delaware Certificate and Delaware Bylaws are consistent with the Texas Articles and Texas Bylaws.

Number of Directors

Texas

The Texas Articles provide for no fewer than six and no more than nine members of its board of directors.

Delaware

The Delaware Bylaws state that the board of directors shall determine the number, but there shall not be less than five directors.

Inspection of Books and Records

Texas

Under Texas law, a shareholder may, for a proper purpose, inspect the books and records of a corporation if such shareholder holds at least 5% of the outstanding shares of stock of the corporation or has been a holder of shares for at least six months prior to such demand.

Delaware

Under Delaware law, any shareholder may inspect the corporation’s books and records upon written demand under oath stating the purpose of the inspection. If the corporation refuses to permit inspection or does not reply to the demand within 5 business days after the demand has been made, the shareholder may apply to the Court of Chancery for an order to compel such inspection.

Distributions and Dividends

Texas

Under Texas law, a distribution is defined as a transfer of cash or other property (except a corporation’s own shares or rights to acquire its shares), or an issuance of debt, by a corporation to its shareholders in the form of: (i) a dividend on any class or series of the corporation’s outstanding shares; (ii) a purchase or redemption, directly or indirectly, of its shares; or (iii) a payment in liquidation of all or a portion of its assets. Under Texas law, a corporation may not make a distribution if such distribution violates its certificate of formation or, unless the corporation is in receivership, if it either renders the corporation unable to pay its debts as they become due in the course of its business or affairs, or exceeds, depending on the type of distribution, either the net assets or the surplus of the corporation.

Delaware

Under Delaware law, a corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of surplus and, if there is not surplus, out of net profits for the current and/or the preceding fiscal year, unless the capital of the corporation is less than the capital represented by issued and outstanding stock having preferences on asset distributions.

The Delaware Certificate provides that after adequate provision has been made for payment of full dividends on all preferred shares then outstanding for all past dividend periods and for the current dividend period, the board of directors may declare such further dividends as are permitted by law, and the board of directors shall have the absolute discretion of fixing the fashion in which holders of preferred shares and holders of common shares shall participate in such further dividends, with provision being made for one class participating more fully than the other or to the total exclusion of the other.

Stock Redemption and Repurchase

Texas

As noted above, under Texas law, the purchase or redemption by a corporation of its shares constitutes a distribution. Accordingly, the discussion above relating to distributions is applicable to stock redemptions and repurchases.

Delaware

Under Delaware law, a corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by such purchase or redemption. A corporation may, however, purchase or redeem out of capital, shares that are entitled upon any distribution of its assets to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares are to be retired and the capital reduced.

Indemnification of Directors and Officers

Texas and Delaware law have similar provisions and limitations regarding indemnification by a corporation of its officers, directors, employees and agents. If the Reincorporation is approved, the indemnification provisions of Delaware law will not apply to any act or omission that occurs before the effective date of the Reincorporation. The following is a summary comparison of the indemnification provisions of Texas and Delaware law:

Texas

Texas law permits a corporation to indemnify a director or former director, against judgments and expenses reasonably and actually incurred by the person in connection with a proceeding if the person (i) acted in good faith, (ii) reasonably believed, in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests, and otherwise, that the person’s conduct was not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful. If, however, the person is found liable to the corporation, or is found liable on the basis he received an improper personal benefit, then indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred and no indemnification will be available if the person is found liable for (i) willful or intentional misconduct in the performance of the person’s duty to the corporation, (ii) breach of the person’s duty of loyalty owed to the enterprise, or (iii) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation.

The Texas Articles and the Texas Bylaws provide for indemnification of directors and officers (including advancement of expenses) pursuant to applicable law.

Delaware

Delaware law permits a corporation to indemnify directors, officers, employees, or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding, other than an action by or in the right of the corporation, to which such director, officer, employee or agent may be a party, provided such a director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) in the case of a civil, administrative or investigative proceeding, that his conduct was in or not opposed to the best interests of the corporation, or (b) in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In connection with an action by or in the right of the corporation against a director, officer, employee or agent, the corporation has the power to indemnify such director, officer, employee or agent for expenses actually and reasonably incurred in connection with such suit (a) if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and (b) if such person is found liable to the corporation, only if ordered by a court of law. Section 145 of the DGCL provides that such section is not exclusive of any other indemnification rights, which may be granted by a corporation to its directors, officers, employees or agents.

The Delaware Certificate and Delaware Bylaws are substantially similar to the Texas Certificate and Texas Bylaws.

Procedure for Indemnification

Texas

Texas law provides that a determination that indemnification is appropriate must be made: (i) by a majority vote of the directors who, at the time of the vote, are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a special committee of the board of directors if the committee is designated by a majority vote of the directors who at the time of the vote are disinterested and independent and is composed solely of one or more directors who are disinterested and independent; (iii) by special legal counsel selected by majority vote under (i) or (ii); (iv) by the shareholders in a vote that excludes those shares held by directors who, at the time of the vote, are not disinterested and independent; or (v) by a unanimous vote of the shareholders of the corporation.

Delaware

Delaware law provides that a determination that indemnification of a director or officer is appropriate must be made: (i) by a majority vote of directors who are not party to the proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by shareholder vote.

Mandatory Indemnification

Texas

Under Texas law, indemnification by the corporation for reasonable expenses actually incurred is mandatory only if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

Delaware

Delaware law requires indemnification for expenses actually and reasonably incurred with respect to any claim, issue or matter on which the director is successful on the merits or otherwise, in the defense of the proceeding.

Insurance

Texas

Texas law allows a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability. Under Texas law, a corporation may also establish and maintain arrangements, other than insurance, to protect these individuals, including a trust fund or surety arrangement.

Delaware

Delaware law is substantially the same as Texas law for this issue.

Persons Covered

Texas

Texas law expressly and separately addresses the indemnification of officers, employees and agents. The corporation may indemnify and advance expenses to an officer, employee or agent as provided by the corporation’s governing documents, general or specific action of the board of directors, resolution of the shareholders, contract, or common law. The corporation must indemnify an officer to the same extent as a director. The procedure for indemnification under Texas law summarized above need not be followed for officers, employees or agents.

Delaware

Delaware law provides the same indemnification rights to officers, employees and agents that it provides for directors.

Standard of Care

The standard of care required under Texas and Delaware law is substantially the same. In general, directors are charged with the duty in their decision-making process and oversight responsibilities to act as would a reasonably prudent person in the conduct of such person’s own affairs.

Limited Liability of Directors

Texas

Texas law permits a corporation to eliminate in its certificate of formation all monetary liability of a director to the corporation or its shareholders for conduct in the performance of such director’s duties. Texas law does not, however, permit any limitation of the liability of a director for: (i) a breach of the duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the person to the corporation or involves intentional misconduct or a knowing violation of law; (iii) a transaction from which the director obtains an improper benefit; or (iv) a violation of applicable statutes which expressly provide for the liability of a director.

The Texas Bylaws eliminates the monetary liability of a director to the fullest extent permitted by applicable law.

Delaware

Delaware law similarly permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. Delaware law does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its shareholders; (ii) failing to act in good faith; (iii) engaging in intentional misconduct or a knowing violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) declaring an illegal dividend or approving an illegal stock purchase or redemption.

The Delaware Certificate eliminates the monetary liability of a director to the fullest extent permitted by applicable law.

Federal Tax Consequences of the Reincorporation Merger

The proposed Reincorporation is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. We believe that for federal income tax purposes no gain or loss will be recognized by the Company, New Team or the shareholders of the Company who receive New Team Common Stock for their Company Common Stock in connection with the Reincorporation. The aggregate tax basis of New Team Common Stock received by a shareholder of the Company as a result of the Reincorporation will be the same as the aggregate tax basis of the Company Common Stock converted into that New Team Common Stock held by that shareholder as a capital asset at the time of the Reincorporation. The holding period of the New Team Common Stock received in the Reincorporation will include the holding period of the Company Common Stock converted into that New Team Common Stock, provided the shares are held as a capital asset at the time of the Reincorporation. State, local or foreign income tax consequences to shareholders may vary from the federal income tax consequences described above, and shareholders are urged to consult their own tax advisors as to the consequences to them of the Reincorporation under all applicable tax laws.

Effect on Market Value of Common Stock

We do not know of any reason why implementation of the Reincorporation and the conversion of shares of Common Stock of the Company into shares of New Team Common Stock would cause the market value of the New Team Common Stock immediately after the Reincorporation to be different from the market value of the outstanding shares of the Common Stock of the Company immediately before the Reincorporation.

Accounting Treatment of the Reincorporation Merger

The Reincorporation will be accounted for as a reverse merger whereby, for accounting purposes, the Company will be considered the accounting acquirer and New Team will be treated as the successor to the historical operations of the Company. Accordingly, the historical financial statements of the Company, which previously have been reported to the SEC on Forms 10-K and 10-Q, among others, as of and for all periods through the date of this Proxy Statement, will be treated as the financial statements of New Team.

Regulatory Approval

The Reincorporation will not occur until the Company has received all required consents of all governmental authorities, including the filing and acceptance of the Delaware Certificate of Merger with the Delaware Secretary of State, and acceptance of the Texas Certificate of Merger with the Texas Secretary of State, and satisfied applicable notification requirements of the NASDAQ Stock Market.

Dissenter’s Rights

Under Texas law, shareholders are not entitled to dissenter’s rights with respect to Proposal Six.

Vote Required and Board Recommendation

To be approved, Proposal Six requires the affirmative vote of two-thirds of the shares of Common Stock.

The Board of Directors recommends a vote “FOR” the approval of the Reincorporation in Delaware.

PROPOSAL SEVEN—APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED

SHARES UNDER THE TEAM, INC. 2006 STOCK INCENTIVE PLAN, AS AMENDED

Our shareholders approved the Team, Inc. 2006 Stock Incentive Plan (the “Stock Incentive Plan”) at the Company’s Annual Meeting of Shareholders in 2006. In addition, our shareholders approved an increase in the authorized shares under the Stock Incentive Plan in 2007, approved the material terms of performance goals that may apply to awards under the Stock Incentive Plan in 2008 and approved the maximum amount of compensation that may be paid to a participant for performance-based awards under the Stock Incentive Plan in 2009. Capitalized terms used but not defined in this Proposal Seven have the same meaning as in the Stock Incentive Plan, a copy of which is attached hereto as Appendix D.

Currently under the Stock Incentive Plan, the number of shares of Common Stock authorized for issuance is 5,400,000 shares. As of July 31, 2011, 5,033,058 shares have been granted and 366,942 shares remain available for issuance under the Stock Incentive Plan. The Board of the Company has approved, and proposed that the shareholders approve at the Annual Meeting, an amendment to the Stock Incentive Plan to increase the total number of shares authorized to be issued under the Stock Incentive Plan by 500,000 shares to 5,900,000 shares. It is anticipated that the additional 500,000 shares proposed to be authorized under the Stock Incentive Plan will be sufficient for the Company’s anticipated award grants over the next several years.

The Company’s intention is to maintain its long term incentive award program for employees in a manner consistent with the past several years. As a result, we do not anticipate a significant change in our average annual “burn rate,” with consideration for adjustments for changes in the fair market value of our stock and to exclude initial equity awards that may be associated with new employees joining the Company through acquisitions. Our three year average annual burn rate (calculated as the number of shares granted each fiscal year, including stock options, restricted stock units and performance shares delivered under the Stock Incentive Plan, to employees and directors divided by the weighted average common shares outstanding) is less than 2%.

The Board believes that this proposed increase in the number of shares authorized for issuance under the Stock Incentive Plan is in the best interests of the Company. The Board believes that this increase in authorized shares will strengthen the Company’s ability to attract and retain individuals with the desired training, experience and expertise as key employees in a highly competitive labor market. The Board also believes that this increase will allow the Company to continue to furnish incentives to key individuals to promote the Company’s financial success and be motivated to increase shareholder value.

Description of the Stock Incentive Plan

Awards under the Stock Incentive Plan consist of the Company’s authorized Common Stock, par value $0.30 per share. The fair market value of the Company’s Common Stock as of August 1, 2011 was $26.16 per share. The Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, shares of restricted stock, stock appreciation rights (“SARs”), stock units (“SUs”), performance share awards (“PSAs”), and performance-based awards (“PBAs”). Awards under the Stock Incentive Plan may be made to employees, including officers and directors who may be employees, and non-employee directors, consultants and advisors. Currently, the Company has approximately 3,500 employees (not including consultants and advisors), all of which are eligible to receive awards under the Stock Incentive Plan. No eligible individual may be granted options or rights under the Stock Incentive Plan in any single fiscal year of the Company, the total number of shares subject to which exceeds 500,000 (the “Maximum Award Limit”).

The Stock Incentive Plan is administered by the Compensation Committee of the Board. The Compensation Committee has full authority, subject to the terms of the Stock Incentive Plan, to determine the individuals to whom awards are made, the number of shares of Common Stock represented by each award, the time or times at which options are granted and exercisable, the exercise price of options, and the time or times at which shares of restricted stock, SARs, SUs, PSAs and PBAs will be issued, vested or exercisable.

Material Terms of Performance Goals under the Stock Incentive Plan

Under the Stock Incentive Plan, any award may, but need not, be subject to the satisfaction of one or more performance goals. Performance-based compensation will be awarded if the Compensation Committee determines that such awards are in the best interest of the Company and its shareholders. Performance goals for awards will be determined by the Compensation Committee and will be designed to support the Company’s business strategy and align participants’ interests with shareholder interests.

Awards (other than stock options and stock appreciation rights) intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) will be subject to performance goals based on one or more of the following business criteria as applied, in the Compensation Committee’s discretion, to the Company as a whole or a division or business unit of the Company: earnings per share, return on equity, return on invested capital, relative total shareholder return, revenue growth, stock performance, net income, return on sales, return on assets, revenues, expense management, economic value added, cash flow, operating profits and net operating income.

Summary of Other Features of the Stock Incentive Plan

No awards may be granted under the Stock Incentive Plan after July 31, 2016. Any immaterial amendments to the Stock Incentive Plan may be approved and implemented by the Board. However, any material amendment, including, without limitation, an amendment increasing the aggregate number of shares of Common Stock reserved for issuance under the Stock Incentive Plan, must be approved by the holders of a majority of the shares of Common Stock then-outstanding.

Description of Stock Options under the Stock Incentive Plan

The Stock Incentive Plan authorizes the award of both incentive stock options (“ISOs”) under Section 422 of the Code, for which option holders may receive favorable tax treatment under the Code, and nonqualified stock options (“NQSQs”), for which option holders do not receive special tax treatment. For further information regarding the tax treatment of options granted under the Stock Incentive Plan, see “Certain Federal Income Tax Consequences” below.

ISOs may be granted only to employees. NQSQs may be granted to employees, directors, consultants and advisors. The exercise price of each option shall be determined by the Compensation Committee, and must be equal to or greater than the fair market value of the Common Stock on the date of grant of the option; provided that the exercise price of an ISO granted to an employee who owns more than 10% of the Company’s Common Stock may not be less than 110% of the fair market value of the underlying shares of Common Stock on the date of grant.

The optionee may pay the exercise price:

(1) in cash or by certified or cashier’s check;

(2) with the approval of the Compensation Committee, by delivering or attesting to the ownership of shares of Common Stock having a fair market value on the date of exercise equal to the exercise price of the option; or

(3) the Compensation Committee pay permit an optionee to pay by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the option and remit to the Company a sufficient portion of the sale proceeds to pay the exercise price and to account for any tax withholding resulting from the exercise.

Options vest according to the terms and conditions determined by the Compensation Committee and specified in the option agreement. The Compensation Committee will determine the term of each option up to a maximum of ten years from the date of grant; provided that the term of an ISO granted to an employee who owns more than 10% of the Common Stock may not exceed five years from the date of grant. The Compensation Committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

Description of Restricted Stock under the Stock Incentive Plan

Restricted stock awards are grants of Common Stock subject to a required period of employment or service following the award, referred to as the restricted period, and any other conditions established by the Compensation Committee. A recipient of a restricted stock award will become the holder of shares of restricted stock free of all restrictions if he or she completes the restricted period and satisfies any other conditions; otherwise, the shares will be forfeited. Under the Stock Incentive Plan, the restricted period may not be more than ten years. The recipient of the restricted stock will have the right to vote the shares of restricted stock and, unless the Compensation Committee determines otherwise, will have the right to receive dividends on the shares during the restricted period. The recipient of the restricted stock may not sell, pledge or otherwise encumber or dispose of restricted stock until the conditions imposed by the Compensation Committee have been satisfied. The Compensation Committee may accelerate the termination of the restricted period or waive any other conditions with respect to any restricted stock.

Description of Stock Units, Performance Share Awards and Stock Appreciation Rights under the Stock Incentive Plan

SUs, PSAs and SARs may be awarded under the Stock Incentive Plan. A grant of a SU is a right to receive shares of Common Stock at a future date, or upon the satisfaction of certain conditions set forth in the stock unit award. A PSA is a grant of a right to receive shares of Common Stock or SUs which is contingent on the achievement of performance or other objectives during a specified period. A SAR is an award that may be granted on a stand-alone basis or in tandem with a stock option, and entitles the holder to receive an amount equal to the difference between (i) the fair market value of the shares of stock at the time of exercise of the SAR and (ii) the fair market value of the shares of stock on the date that the SAR was granted. Under the Stock Incentive Plan, this amount is paid to the holder upon the exercise of a SAR in the form of shares of stock (valued at their fair market value at the time of exercise), cash or a combination thereof.

Description of Performance-Based Awards under the Stock Incentive Plan

PBAs are prospective contingent rights to receive payments of Common Stock, cash or any combination thereof as may be designated by the Compensation Committee, which may be documented in the form of any award under the Stock Incentive Plan. PBAs shall be earned by participants only if specified performance goals are satisfied in any applicable performance cycle. The number of shares of Common Stock and/or the amount of cash earned and payable in settlement of a performance-based award shall be determined by the Compensation Committee at the end of the Performance Cycle.

Certain Federal Income Tax Consequences

The following is a brief summary of the principal federal income tax consequences under current federal income tax laws relating to awards under the Stock Incentive Plan. This summary does not describe state, local or foreign income tax consequences or employment taxes or withholding of employment or income taxes.

Incentive Stock Options

The grant of ISOs under the Stock Incentive Plan will not result in federal income tax consequences to either Team or the participant. The remaining tax consequences of the ISO to Team and to the participant will depend on whether certain holding period requirements are met.

A participant who has been granted an ISO will not realize taxable income at the time of the grant or exercise of such option, and Team will not be entitled to a deduction at either such time, if the participant does not dispose of the stock acquired pursuant to such ISO: (a) within two years from the ISO’s grant date; or (b) within one year after exercising such ISO (collectively (a) and (b), the “Holding Periods”). However, the participant must include the difference between the exercise price and the fair market value of the stock on the date of exercise in alternative minimum taxable income (“AMTI”). If a participant exercises an ISO, thereafter disposes of such stock in the same year, and the amount realized is less than the fair market value on the exercise date, only the difference between the amount realized and the adjusted basis of the stock will be included in AMTI. The participant’s alternative minimum tax basis is increased by the amount of the AMTI recognized when the ISO was exercised. The holding period of the stock received pursuant to the exercise of the ISO begins the day after the exercise and the participant’s basis in such stock will be equal to his exercise price. Upon disposition of the stock received upon exercise of an ISO after the Holding Periods, the difference between the amount realized and the exercise price should constitute a long-term capital gain or loss. Again, under the above circumstances, Team will not be entitled to any deduction for federal income tax purposes.

If a participant disposes of stock acquired pursuant to the exercise of an ISO prior to the end of the Holding Periods, the disposition will be treated as a disqualifying disposition. The participant will be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the stock at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale, if less) over the exercise price, and any amount realized in excess of the fair market value of the stock at the time of exercise will be treated as a short-term, or long-term capital gain, depending on the holding period of the stock. The holding period of the stock begins the day after the exercise of the option and the participant’s basis in such stock is the exercise price plus any amount realized as ordinary income. In the event of a disqualifying disposition, Team may claim a deduction for compensation paid at the same time and in the same amount as taxable compensation is treated as received by the participant. However, Team will not be entitled to any deduction in connection with any loss to the participant or a portion of any gain that is taxable to the participant as short-term or long-term capital gain.

Nonqualified Stock Options

The grant of a NQSO under the Stock Incentive Plan will not result in federal income tax consequences to either Team or the participant. At the time the options are exercised, the participant will recognize compensation taxable as ordinary income in an amount equal to the excess, if any, of the fair market value of the stock on the date of exercise over the participant’s exercise price. The participant’s holding period in the stock will start the day after the exercise and the participant’s basis in such stock will be the amount paid for the stock plus the amount recognized as ordinary income.

Restricted Stock

The grant of restricted stock will result in compensation taxable as ordinary income to the participant in the year during which the stock becomes vested to the participant. The amount of income recognized is the excess of fair market value of the stock at the time of vesting over any amount paid by the participant for such stock. Stock becomes vested when its holding is no longer subject to a substantial risk of forfeiture, which generally will occur at the first time either: (a) the stock can be transferred; or (b) either: (1) the rights in the stock are not subject to the future performance, or the refraining from the performance, of substantial service by the participant; or (2) the occurrence of a condition related to the purpose of the transfer has been satisfied, and if such condition had not been satisfied, the right to such stock would have been forfeited.

A participant may elect under Section 83(b) of the Code to include in income in the year of receiving the grant of restricted stock (rather than the year it becomes vested) the difference in the fair market value of the stock at the time of receiving the grant less any amount paid by the participant for such stock. The election under Section 83(b) closes the ordinary income tax treatment of the restricted stock on the date of the grant and allows the participant to potentially receive capital gain or loss treatment upon future disposition of the stock. If a participant desires to make this election, such election must be performed by the participant with the Internal Revenue Service within 30 days of the date of grant. In general, once the election is made it is irrevocable.

The participant’s basis in the stock will equal the amount paid, if any, plus the amount recognized as income. The holding period for the participant in the stock will start the day after vesting occurs, if an election under Section 83(b) of the Code is not made, or the day after the grant of the restricted stock if such election is made. Dividends paid by Team on the stock that are not vested and in which an election under Section 83(b) of the Code has not been made will be considered compensation taxable as ordinary income to the participant and compensation expense by Team. Dividends paid by Team on the stock that are vested or in which an election under Section 83(b) of the Code has been made will be considered dividend income to the participant. Team ordinarily will be entitled to a business expense deduction at the same time in an amount equal to the amount of compensation income realized by the participant.

Stock Appreciation Rights

The grant of a SAR under the Stock Incentive Plan will not result in federal income tax consequences to either Team or the participant. The exercise of the SAR by the participant will result in compensation taxable as ordinary income to the participant. The amount of income recognized is the excess of the fair market value of the stock at the time of exercise over the fair market value of the stock at the time of the grant. If the SAR is paid in stock, the participant’s holding period in such stock will start the day after the exercise and the participant’s basis in such stock will be the amount recognized as ordinary income. Team ordinarily will be entitled to a business expense deduction at the same time in an amount equal to the amount of income realized by the participant.

Stock Units, Performance Share Awards, and Performance-Based Awards

The grant of SU, PSA or PBA will result in compensation taxable as ordinary income to the participant in the year during which the SU, PSA or PBA becomes vested. The amount of income recognized is the excess of the fair market value of the property received, cash or stock, at the time of vesting over any amount paid by the participant for such property. The property subject to the SU, PSA or PBA becomes vested when its holding is no longer subject to a substantial risk of forfeiture, which generally will occur at the first time either: (a) the property can be transferred; or (b) either: (1) the rights in the property are not subject to the future performance, or the refraining from the performance, of substantial service by the participant; or (2) the occurrence of a condition related to the purpose of the transfer has been satisfied, and if such condition had not been satisfied, the right to such property would have been forfeited. If stock is issued pursuant to the SU, PSA or BPA the holding period for such stock begins the day after vesting and the participant’s basis in such stock will be equal to the amount paid for such stock plus the amount recognized as ordinary income.

Withholding

Team will retain the right to deduct or withhold, or require the recipient to remit to Team, an amount sufficient to satisfy federal, state and local taxes, required by law or regulation to be withheld with respect to any taxable event as a result of the Stock Incentive Plan.

Change in Control and Excess Parachute Payments

The accelerated vesting of awards upon a change in control under the terms of the Stock Incentive Plan could result in a participant being deemed to receive “excess parachute payments” (as defined in Section 280G of the Code). Such payments are subject to a 20% excise tax imposed on the participant. If so, Team would not be able to deduct the excess parachute payments.

Section 162(m) Limitation

Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to a “covered employee.” A “covered employee” is an employee who, on the last day of the taxable year in which the deduction would otherwise be claimed, is the chief executive officer or one of the other four highest paid officers except for the chief financial officer. This limit does not apply to compensation that satisfies the applicable requirements for a performance-based compensation exception, one of which is that shareholders approve the material terms of the compensation.

The Stock Incentive Plan incorporates the requirements for the performance-based compensation exception applicable to stock options and SARs, so that all such awards should qualify for the exception. In addition, the Compensation Committee may grant other awards designed to qualify for this exception. However, the Compensation Committee reserves the right to grant awards that do not qualify for this exception, and in some cases, including a change in control, the exception may cease to be available for some or all awards (including stock options and SARs) that otherwise so qualify. Thus, it is possible that Section 162(m) of the Code may disallow compensation deductions that would otherwise be available to Team.

Vote Required and Board Recommendation

To be approved, Proposal Seven requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.

The Board of Directors unanimously recommends a vote FOR the proposal to approve the amendment of the Team, Inc. 2006 Stock Incentive Plan to authorize 500,000 additional shares.

CORPORATE GOVERNANCE

Corporate Governance Principles and Materials

We are committed to the enhancement of long-term shareholder value with the highest standards of integrity and ethics. With that in mind, our Board has adopted a set of Corporate Governance Principles that, along with our articles of incorporation and bylaws, provide an effective corporate governance framework for Team that reflects our core values and provides a foundation for our governance. In support of our Corporate Governance Principles, our Board has adopted charters for each of the committees of the Board, a Code of Ethical Conduct for all of our directors, officers and employees and a Corporate Social Responsibility Policy. We believe that we have established procedures and have practices in place which are designed to enhance and protect the interests of our shareholders.

The following corporate governance materials are available and can be viewed and downloaded from our website at www.teamindustrialservices.com on the “Investors” page under “Governance”:

(i)	the Company’s Corporate Governance Principles;

(ii)	charters for the Audit Committee, the Compensation Committee, the Executive Committee and the Corporate Governance and Nominating Committee;

(iii)	the Company’s Code of Ethical Conduct; and

(iv)	the Company’s Corporate Social Responsibility Policy.

A copy of these materials is available to shareholders free of charge on written request to the Company’s Secretary at: Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511.

Director Independence

Our Board believes that the interests of the shareholders are best served by having a substantial number of objective, independent representatives on the Board. Consistent with the rules of NASDAQ, our Corporate Governance Principles require that a majority of our Board be composed of independent Directors. A director will be considered “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Team that may impair, or appear to impair, the director’s ability to make independent judgments.

On an annual basis each member of the Board and executive officer is required to complete a Directors’ and Officers’ questionnaire that includes disclosure of any transactions with the Company in which the member of the Board or executive officer, or any member of his immediate family, has a direct or indirect material interest. In addition, each member of the Board conducts an annual self-evaluation with respect to the Board and any committees on which he serves.

The Board has evaluated all relationships between each director and director nominee and Team and has determined that, except for Mr. Hawk, all the directors are “independent” as that term is defined in the applicable rules of NASDAQ and consistent with our Corporate Governance Principles. In making this determination, the Board considered any transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons,” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. There are no family relationships between any nominees, directors and senior executive officers of the Company. Mr. Hawk is not independent because of his employment as the Chief Executive Officer (“CEO”) of Team.

The Board will continue to monitor the standards for director independence established under applicable law and the NASDAQ listing requirements and will ensure that our Corporate Governance Principles remain consistent with those standards.

Leadership Structure

The Board has determined that its current structure, with a combined CEO and Chairman of the Board, an independent Lead Director, and independent directors, is in the best interests of the Company and its shareholders. The Board has determined that having our CEO serve as Chairman is in the best interest of the Company’s shareholders at this time. This structure makes the best use of the CEO’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board.

The Board designated the position of Lead Independent Director in order to clarify and centralize the work of the independent directors. To further clarify the role of the independent directors in the governance of the Company, the Board established duties and responsibilities for the position of Lead Director. Mr. Louis A. Waters was appointed to this position by the independent directors and has served as our Lead Director since June 2007. The Lead Director (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and sets agendas for executive sessions; (ii) assists the Chairman in the management of Board meetings; (iii) monitors and responds directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with such consultation with the Chairman and CEO or other directors or management as the Lead Director may deem appropriate; (iv) reviews and coordinates meeting agendas, information, number of Board meetings and schedules for the Board; (v) ensures personal availability for consultation and communication with independent directors and with the Chairman and CEO or management, as appropriate; (vi) provides guidance on director orientation; and (vii) calls special meetings of the independent directors in accordance with our by-laws, as the Lead Director may deem appropriate. Our General Counsel and Secretary supports the Lead Director in fulfilling the Lead Director role.

The Board has adopted Corporate Governance Principles that require that a majority of the Board be composed of independent directors. The Audit, Compensation, and Governance and Nominating Committees are composed entirely of independent directors. In addition, the Board provides for regularly scheduled meetings of the independent directors. During fiscal 2011, the independent directors met as a group ten times. These meetings were conducted, without any member of management or employees of Team present (except by invitation), to discuss matters related to the oversight and governance of Team, compliance with NASDAQ and Securities and Exchange Commission rules, and the performance of our senior executives.

Communications with the Board of Directors

Our Board has established a process for our shareholders and other interested parties to communicate with the Lead Director, the Board as a whole, the independent directors as a group, any Board Committee, or any individual member of the Board. Such communication should be in writing, addressed to the Board or an individual director to Team, Inc., 200 Hermann Drive, Alvin, Texas 77511, c/o André C. Bouchard, Corporate Secretary. All such correspondence is reviewed by our Secretary’s office, which forwards the material to the applicable director.

Director Education

Pursuant to our Corporate Governance Principles, each member of the Board is provided with a membership in the National Association of Corporate Directors and is encouraged to participate in continuing director education programs.

Succession Planning

The Board has the responsibility to ensure that the leadership of the Company is meeting the current and future needs of the Company. The Compensation Committee annually reports to the Board on succession planning and collaborates with the Board to evaluate potential successors to our CEO and other senior executives. As part of this process, the Compensation Committee solicits views from the non-management members of the Board and from senior management of the Company.

Share Ownership Guidelines; Restrictions on Trading in Company Securities

In an effort to more closely link our non-employee directors’ financial interests with those of our shareholders, in July 2008, the Board established share ownership guidelines for our non-management directors. Under these guidelines, our non-management directors are expected to own Common Stock of Team valued at a minimum of $150,000. Our non-management directors have a three year transition period to meet these guidelines. Newly appointed directors are expected to meet or exceed these guidelines within three years of joining the Board. All of our directors currently meet or exceed these share ownership guidelines.

In an effort to align the financial interests of our senior executives with those of our shareholders, in July 2008, our Board established share ownership guidelines for our senior executives. Under these guidelines, our CEO is expected to own Common Stock of Team valued at three times his base salary. The guideline for the rest of our senior executives is one times their base salary. Our senior executives have a three year transition period to meet these guidelines. Newly appointed senior executives are expected to meet or exceed these guidelines within five years of entering their respective positions. Our CEO exceeds the share ownership guideline and all of our Named Executive Officers are expected to have met or exceeded this share ownership guideline by the end of this calendar year.

Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our shareholders, our Insider Trading Policy prohibits trading in options, warrants, and puts and calls related to our securities and also prohibits selling our securities short.

Board’s Role in Risk Oversight

The Board has responsibility for the oversight of risks that could affect the Company. This oversight is conducted primarily through the Board with respect to significant matters, including the strategic direction of the Company, and by the various committees of the Board in accordance with their charters. The Board satisfies its risk oversight responsibilities through receipt of reports from each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight and management of particular risks within the Company. The Board also continually works, with the input of the Company’s senior executives to assess and analyze the most likely areas of future risk for the Company. Directors also have complete and open access to all of our employees and are free to, and do, communicate directly with management. In addition to the formal compliance programs, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Overview of Risk of Company Compensation Policies and Practices

The Compensation Committee, with the assistance of the Company’s other independent directors and senior management, has determined that the Company’s compensation policies and practices do not motivate imprudent risk taking. This determination has taken into account the following design elements of our compensation policies and practices: mixture of cash and equity compensation, mixture of performance time horizons, use of financial metrics balanced to promote long term Company goals, avoidance of uncapped awards, executive share ownership and holding requirements and a rigorous auditing, monitoring and enforcement environment. The Committee continues to monitor its compensation policies and practices to determine whether its risk management objectives are being satisfied.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board who will continue serving following the Annual Meeting, as well as background information relating directly to such individuals’ experience, qualifications, attributes and skills to serve as a director of our Company. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

Director Nominees

The Board unanimously recommends a vote FOR the election of the nominees listed below.

Set forth below is certain information as of August 8, 2011 concerning the nominees for election at the 2011 Annual Meeting as Class I directors, including the business experience of each nominee for at least the past five years:

Name	Age	Present Position With the Company	Director Since
Philip J. Hawk	57	Chairman and CEO	1998
Louis A. Waters	72	Lead Director	1998

Mr. Hawk was appointed as our Chairman of the Board and CEO in November 1998. Prior to 1998, Mr. Hawk served as the CEO of another public company and worked as a consultant for an international business consulting firm advising major public companies on business strategies. Mr. Hawk also served as a director of NCI Building Systems, Inc. from 2004 through 2009. As CEO, Mr. Hawk has been responsible for setting the Company’s strategic direction. The Company believes that Mr. Hawk’s strong business and leadership skills, as well as his comprehensive knowledge of the Company and our industry, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.

Mr. Waters manages the Waters Group, a private equity company specializing in technology, medical and industrial companies as well as oil and gas exploration and development. He was the Founding Chairman of Browning-Ferris Industries, Inc. (NYSE) and served that company from its inception in 1969 until his retirement in March 1997. Mr. Waters was also the Founding Chairman of Tyler Corp. (NYSE) serving that company from September 1997 until he retired in March 2002. Mr. Waters serves as the Lead Director of our Board. The Company believes that Mr. Waters fourteen years of service on the Board, his financial and business expertise, including a diversified background of managing and directing public companies, including certain national banking institutions, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.

Directors Continuing in Office

Set forth below is certain information concerning the directors continuing in office until the expiration of their respective terms, including the business experience of each director for at least the past five years:

Name	Age	Present Position With the Company	Director Since	Class	Expiration of Present Term
Emmett J. Lescroart	59	Director	2004	Class III	2013
Vincent D. Foster	52	Director	2005	Class II	2012
Jack M. Johnson, Jr.	71	Director	1992	Class II	2012
Robert A. Peiser	62	Director	2006	Class II	2012
Sidney B. Williams	77	Director	1973	Class III	2013

Mr. Foster has served as CEO and Chairman of the Board of Main Street Capital Corporation, a specialty investment company, since April 2007. Mr. Foster has also been Senior Managing Director of Main Street Capital Partners, LLC (and its predecessor firms), a corporate investment firm, since 1997. Prior to 1997, Mr. Foster worked in public accounting as a partner with a major, international accounting firm. Mr. Foster currently serves as a Director of Quanta Services, Inc. and Carriage Services, Inc. Within the past five years, Mr. Foster has served as a director of U.S. Concrete, Inc. Mr. Foster holds a Juris Doctor degree and is a Certified Public Accountant. The Company believes that Mr. Foster’s financial, business and governance expertise, including a diversified background of managing, directing and advising public companies, provide him with the necessary qualifications and skills to serve as a director.

Mr. Johnson has been Managing General Partner of Wintermann & Company, a partnership that manages approximately 25,000 acres of real estate in Texas used in farming, ranching and oil and gas exploration activities, for more than the past five years. Mr. Johnson is also President of Winco Agriproducts, an agricultural products company that primarily processes rice for seed and commercial sale. Mr. Johnson is also a director of Security State Bank in Anahuac, Texas. The Company believes that Mr. Johnson’s business expertise, including his background managing and directing public and private companies, provides him with the necessary qualifications and skills to serve as a director.

Mr. Lescroart is a Managing Director of EJL Capital, LLC, a private investment banking firm and has been in this position since 2001. He is also an independent private investor managing his personal investments and has done this since 1996. Mr. Lescroart was Managing Director of Chapman Associates from 2005 until June 2008. For twenty years prior to 1996, he was employed with the Cooperheat Company in positions of increasing responsibility and authority, becoming CEO in 1983 and remaining in that position until resigning in 1996 to pursue his personal investments business. In August 2004, we acquired certain of the assets of a successor to the Cooperheat entity. The Company believes that Mr. Lescroart’s business expertise, including his background managing and directing public and private companies and his specific experience managing a public company in our industry later acquired by Team, give him a deep understanding of our business and the necessary qualifications and skills to serve as a director.

Mr. Peiser is involved in active service on corporate and not-for-profit boards. He had been the Chairman and CEO of Omniflight Helicopters, Inc., an air medical services provider. Previously, Mr. Peiser served as the President and CEO of Imperial Sugar Company, a publically traded refiner and marketer of sugar products and served on its board of directors from April 2002 until January 2008 and as its Vice Chairman from January 2008 to January 2009. He serves on the board of directors of Solutia, Inc., a specialty chemicals manufacturer, serving as Chairman of the Nominating and Governance Committee and a member of its Risk Committee. Within the past five years, Mr. Peiser has also served as a director of Signature Group Holdings, Inc. Mr. Peiser is the immediate past chairman of the Texas TriCities Chapter of the National Association of Corporate Directors. The Company believes that Mr. Peiser’s financial, business and governance expertise, including a diversified background of managing and directing public companies, provide him with the necessary qualifications and skills to serve as a director.

Mr. Williams is the sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas. He has been a partner in that firm for more than the past five years. Mr. Williams has been a member of our Board since the inception of the Company and in the past has provided the Company with legal counsel. The Company believes that Mr. Williams’ 37 years of service on the Board, his association as our attorney and the legal services he has provided to numerous clients, including publicly traded companies, give Mr. Williams a unique perspective on the challenges we face and provide him with the necessary qualifications and skills to serve as a director.

Meetings and Committees of the Board

Board of Directors

Currently, the Board is comprised of seven directors, each serving a three-year term or until his successor is duly elected and qualified.

The Board held ten meetings during the fiscal year ended May 31, 2011. No director attended fewer than 75% of the meetings held during the period for which he served as a member of the Board and the committees on which he served. We do not have a formal policy regarding director attendance at our annual meetings of shareholders; however, we do encourage all directors to attend all meetings of shareholders. All directors were in attendance at our 2010 Annual Meeting of Shareholders.

The Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each committee maintains its own written charter, which can be viewed and downloaded from our website at www.teamindustrialservices.com on the “Investors” page under “Governance.”

Executive Committee

The Executive Committee is composed of Messrs. Hawk (Chairman), Peiser, Waters and Williams. The Executive Committee is responsible for assisting with the general management of the business and affairs of Team as needed during intervals between meetings of the Board. The Executive Committee had no meetings during fiscal 2011.

Audit Committee

The Audit Committee is composed of Messrs. Foster (Chairman), Johnson, Waters and Williams. The Audit Committee is charged with the duties of recommending the appointment of the independent auditor; reviewing their fees and approving the services to be performed; ensuring that proper guidelines are established for the dissemination of financial information to the shareholders; meeting periodically with the independent auditors, the Board and certain officers of Team and its subsidiaries to ensure the scope and adequacy of internal and financial controls and reporting; reviewing consolidated financial statements; providing oversight to our internal audit function; and performing any other duties or functions deemed appropriate by the Board. The Board has determined that Mr. Foster is an “audit committee financial expert” within the meaning of SEC regulations. In addition, the Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements as defined by the applicable listing requirements of NASDAQ. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met nine times during fiscal 2011. Further information regarding the Audit Committee is set out in the “Audit Committee Report” below.

Compensation Committee

The Compensation Committee is composed of Messrs. Johnson (Chairman), Lescroart, Peiser, Waters and Williams. The Compensation Committee reviews management performance and reviews and approves the amounts and types of compensation to be paid to the Chairman and CEO and our other senior executives. The Compensation Committee met six times during fiscal 2011. Further information regarding the Compensation Committee is set out in the “Compensation Discussion and Analysis” section below.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board was, during fiscal 2011, an officer or employee of Team or any of its subsidiaries, or was formerly an officer of Team or any of its subsidiaries or had any relationship requiring disclosure by Team. During fiscal 2011, no executive officer of Team served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Team.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed of Messrs. Williams (Chairman), Foster and Waters. The Corporate Governance and Nominating Committee, which met three times during fiscal 2011, is charged with recommending director nominees to the Board; evaluating the contribution and performance of members and committees of the Board; administering the annual self-evaluation of Board performance; developing appropriate corporate governance principles for Team; and ensuring the processes of the Board are sufficient and consistent with its oversight role of Team. Each member of the Corporate Governance and Nominating Committee is independent, as defined by the applicable listing requirements of NASDAQ.

In considering whether to recommend directors who are eligible to stand for re-election, the Corporate Governance and Nominating Committee may consider a variety of factors, including a director’s contribution to the Board and the ability to continue to contribute productively, attendance at Board and committee meetings and compliance with our Corporate Governance Principles, as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for board service, the results of the annual board self-evaluation, the independence of the director and the nature and extent of the director’s non-Company activities. The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.

Whenever a vacancy occurs in the Board, either because of a newly-created director position or the resignation or retirement of an existing director, the Board, acting on the recommendation of the Corporate Governance and Nominating Committee, shall select a person to fill the vacancy and that person shall serve as a director until the next Annual Meeting, at which time such person (or another Board nominee) shall be submitted to our shareholders for election to the Board. The Corporate Governance and Nominating Committee will consider director nominees who the Committee believes have demonstrated a high level of personal and professional integrity and exceptional ability and judgment. The Corporate Governance and Nominating Committee is authorized to use any method it deems appropriate for identifying candidates for Board membership, including recommendations from current directors and recommendations from shareholders. The Corporate Governance and Nominating Committee may engage outside search firms to identify suitable candidates. The Corporate Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation process it deems appropriate, including a thorough review of the candidate’s background, characteristics, qualities and qualifications and personal interviews with the Committee as a whole, one or more members of the Committee, or one or more other Board members. The Corporate Governance and Nominating Committee will examine whether a director nominee is likely to be effective, in conjunction with other nominees and the continuing directors, in serving the long-term interest of our shareholders. The Corporate Governance and Nominating Committee will also examine other qualifications of a director nominee as listed in our Corporate Governance Principles, including experience in formulating policy in areas relevant to Team’s activities as well as skills and business experience that complement the other directors on the Board.

The Corporate Governance and Nominating Committee and the Board will consider nominees for the Board that are recommended by any Team shareholder entitled to vote for the election of directors in the same manner as other candidates. A nominating shareholder must submit any recommendation in writing to the Corporate Governance and Nominating Committee, c/o André C. Bouchard, Corporate Secretary, 200 Hermann Drive,

Alvin, Texas 77511 for consideration for the next Annual Meeting. Such recommendation must be accompanied by a description of each nominee’s qualifications, experience and background, as well as a statement signed by each such nominee consenting to being nominated and, if elected, to serving as director.

Periodic Performance Evaluations of Directors

The Corporate Governance and Nominating Committee conducts periodic individual director performance reviews, particularly when a director is standing for re-election.

COMPENSATION OF DIRECTORS

In setting non-management director compensation, the Compensation Committee considers factors it deems appropriate, including market data, and recommends the form and amount of compensation to the Board for approval. Our directors are compensated with a mix of cash and stock-based compensation. The stock-based compensation is awarded under our Restated Non-Employee Directors Stock Plan (“Non-Employee Director Plan”). The purpose of our Non-Employee Director Plan is to attract and retain the services of experienced and knowledgeable independent individuals as directors, to provide them with a proprietary interest in Team so that the directors will have the financial incentive to apply their best efforts for the benefit of Team and our shareholders, and to provide directors with an additional incentive to continue in their positions.

In fiscal 2011, all of our non-management directors received a base annual cash fee of $30,000. In addition to the base annual cash fee, the Chairman of the Audit Committee receives an additional $15,000, the Chairman of the Compensation Committee receives an additional $5,000, and other members of the Audit Committee receive an additional $5,000 in annual cash fees. The annual cash fees were paid in four equal quarterly installments. Non-management directors do not receive meeting fee payments. In recognition of the extraordinary time and effort expended by the Chairman of the Audit Committee in fiscal 2010 and 2011 leading an independent investigation on behalf of the Company, the Board awarded Mr. Foster a special award of $25,000 in fiscal 2011.

The annual cash compensation for directors was increased for fiscal 2012. Beginning in fiscal 2012, all of our non-management directors will receive a base annual cash fee of $45,000. The Chairman of the Audit Committee will receive an additional $15,000, the Chairman of the Compensation Committee will receive an additional $7,500, the Chairman of the Corporate Governance and Nominating Committee will receive an additional $5,000 and other members of the Audit Committee will receive an additional $5,000 in annual cash fees. The annual cash fees will continue to be paid in four equal quarterly installments. The stock-based compensation for non-management directors has not changed for fiscal 2012.

In addition to the annual cash fees, all non-management directors receive an additional $70,000 in stock-based compensation under our Non-employee Director Plan. During fiscal 2011, each non-employee director received the annual stock award in Common Stock valued at $70,000 (4,068 shares) on September 30, 2010. See the Director Compensation table below. No stock options were issued under the Non-Employee Director Plan in fiscal 2011.

Mr. Hawk, as the only member of the Board who is also a Team employee, does not receive any compensation for service on the Board. The following table sets forth director compensation for fiscal 2011:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Total ($)	Total Options Outstanding at May 31, 2011 (#)
Philip J. Hawk (1)	$—	$—	$—	$—	—
Louis A. Waters	$35,000	$70,000	$—	$105,000	60,000
Vincent D. Foster	$70,000	$70,000	$—	$140,000	40,000
Jack M. Johnson, Jr.	$40,000	$70,000	$—	$110,000	60,000
Robert A. Peiser	$30,000	$70,000	$—	$100,000	10,000
Emmett J. Lescroart	$30,000	$70,000	$—	$100,000	95,000
Sidney B. Williams	$35,000	$70,000	$—	$105,000	90,000

(1)	As a Named Executive Officer, Mr. Hawk’s salary, stock options and stock awards are reported in the Outstanding Equity Awards at Fiscal Year-End table.
(2)	All non-employee directors received a stock award valued at $70,000 on September 30, 2010.

EXECUTIVE OFFICERS

The following table sets forth information regarding our current executive officers as of the Record Date. Each person holds the offices indicated until his successor is chosen and qualified at the regular meeting of the Board to be held following the Annual Meeting, or until such officer’s earlier death, retirement, disqualification or removal.

Name of Director or Officer	Age	Officer Since	Position with Company
Philip J. Hawk	57	1998	Chairman of the Board and Chief Executive Officer
Ted W. Owen	59	1998	Executive Vice President, Chief Financial Officer and Treasurer
Peter W. Wallace	48	2007	Executive Vice President, Chief Operating Officer
Arthur F. Victorson	50	2007	Senior Vice President, TCM Division
David C. Palmore	55	2007	Senior Vice President, TMS Division
André C. Bouchard	46	2008	Senior Vice President, Administration, General Counsel and Secretary
John P. Kearns	55	1998	Senior Vice President, Operations Support and Technology Development

Information concerning the business experience of Mr. Hawk is provided under the section entitled “Director Nominees.”

Mr. Owen is Executive Vice President, Chief Financial Officer and Treasurer and has served in that position since June 2010. From 2003 until June 2010, Mr. Owen was a Senior Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Owen joined Team in February 1998 and in April 1998 was elected Vice President, Chief Financial Officer and Treasurer.

Mr. Wallace is Executive Vice President, Chief Operating Officer and has served in that position since June 2010. Mr. Wallace joined Team in 1987 as an Operations Supervisor. From 1989 to 1996 he was a Branch Manager, from 1997 to 2000 he was the Managing Director S.E. Asia, and from 2001 to 2004, he was a Regional Manager. From 2005 until June 2007, Mr. Wallace served as a Vice President and General Manager of the Southeast Region of the TMS Division, from June 2007 until June 2010, Mr. Wallace served as Senior Vice President, Commercial Support and Business Development.

Mr. Victorson is Senior Vice President, TCM Division and has served in that position since June 2007. Mr. Victorson joined Team at the time of the acquisition of the assets of Cooperheat-MQS, Inc. in 2004. He had been with Cooperheat-MQS, Inc. since 1997. From 2001—2004 he held various management positions with Cooperheat-MQS. From 2006 until June 2007, he served as the Group Vice President—TCM Division.

Mr. Palmore is Senior Vice President, TMS Division and has served in that position since June 2007. Mr. Palmore joined Team in 1996 as a Regional Manager. From 2004 until June 2007, he served as the Group Vice President—TMS Division.

Mr. Bouchard is Senior Vice President, Administration, General Counsel and Secretary and has served in that position since September 2008. Mr. Bouchard joined Team in January 2008 as Senior Vice President, General Counsel and Secretary. From 1994 until joining Team in 2008, he held various positions with Southern Union Company, including Vice President, Senior Assistant General Counsel, and with Panhandle Eastern Pipe Line Company, LP including Vice President—Administration and General Counsel.

Mr. Kearns is Senior Vice President, Operations Support and Technology Development and has served in that position since 1998. Mr. Kearns joined Team in 1980 as a design engineer and assumed the position of Vice President of Engineering and Manufacturing in 1996. Throughout his career with Team, Mr. Kearns has been involved with our engineering, manufacturing and research and development functions.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee of the Board shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such report by reference into any filing made by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our senior management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The Board has adopted a written charter for the Compensation Committee, a copy of which is posted on the Company’s website at www.teamindustrialservices.com on the “Investors” page under “Governance.”

Jack M. Johnson, Jr., Chairman

Emmett J. Lescroart

Robert A. Peiser

Louis A. Waters

Sidney B. Williams

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our executive compensation policies are designed to provide aggregate compensation opportunities for our senior executives, including the Named Executive Officers (identified below under “Executive Compensation and Other Matters”), that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	align executive pay and benefits with the performance of Team; and

•	attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate objectives.

Role of the Compensation Committee

The Compensation Committee of the Board, which is composed entirely of non-employee directors, reviews and approves our executive compensation program for all senior executive officers, including the Named Executive Officers, to ensure that our compensation program is adequate to attract, motivate, and retain well-qualified senior executives and that it is directly and materially related to the short-term and long-term objectives of Team and our shareholders as well as Team’s operating performance. The Compensation Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy. To carry out its role, among other things, the Compensation Committee:

•	reviews our major compensation and benefit practices, policies, and programs with respect to senior executives;

•	reviews appropriate criteria for establishing performance targets for senior executive compensation;

•	determines appropriate levels of senior executive compensation;

•

administers and makes recommendations to the Board with respect to severance and change in control arrangements pertaining to senior executives (described below under “Senior Management Compensation and Benefit Continuation Policy”);

•	administers and determines grants to be made under our incentive stock plans; and

•	reviews and recommends to the Board any changes to director compensation.

The Compensation Committee is authorized to act on behalf of the Board on all issues pertaining to the compensation of our senior executive officers, including individual components of total compensation, goals and performance criteria for incentive compensation plans, the grant of equity awards, and short and long-term incentive plan design. However, it is the practice of the Compensation Committee to fully review its activities and recommendations with the full Board.

Compensation Philosophy and Process

Our compensation philosophy, as implemented through the Compensation Committee, is to match executive compensation with the performance of Team and the individual by using several compensation components for our senior executives. The Compensation Committee endeavors to support our commitment to generating increases in shareholder value. In addition, the Compensation Committee reviews each senior executive’s ownership interest in Team in compliance with our share ownership guidelines for senior executives (described above under Corporate Governance—Share Ownership Guidelines). The compensation and related programs are designed to reward and motivate executives for the accomplishment of our commitment to our shareholders and to recruit and retain key employees. The components of the compensation program for our senior executives consist of:

•	annual base salaries;

•	annual performance-based incentives paid in cash;

•	long-term performance-based incentives issued as equity awards pursuant to Team’s stock incentive programs; and

•	benefits.

Unlike many other companies our size, we offer no other special executive perquisites other than a company car or car allowance. We do not provide supplemental executive retirement plans, deferred compensation programs, special allowances, or special medical or insurance plans. While committed to maintaining a competitive overall executive compensation program, the Compensation Committee prefers this streamlined approach with minimal special executive benefits.

Our overall compensation philosophy is to target base compensation for our senior executives at approximately the market median for similarly situated executives, adjusted to support Company objectives, and to provide opportunities to exceed the targeted median incentive compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives. In certain circumstances, we may target base and incentive compensation above or below the competitive median to help attract or retain senior executives, as necessary, or to recognize differences in their qualifications, responsibilities, role criticality and/or potential. In evaluating senior executive performance for establishing the components of our compensation program, on an annual basis we consider a variety of factors including: the economic environment, Company operating and financial performance, subjective evaluations of the performance of the senior executive officers, retention, past contributions and future potential. In evaluating the subjective performance, past contributions and future potential of our senior executives, we consider a variety of criteria, including, job knowledge and technical skills, key decision-making abilities, management of the Company’s risk profile, achievement of strategic goals of the Company, advancement in role and responsibility, management of personnel and departments, achievement and contribution to special projects and transactions, communication effectiveness, and planning and organizational ability. We believe these targeted levels are appropriate in order to motivate, reward, and retain our senior executives, each of whom has leadership talents and expertise that make him attractive to other companies.

Additionally, we believe our compensation program is designed so as not to encourage executives to take unreasonable risks that may harm shareholder value. This is achieved by striking an appropriate balance between short-term and long-term incentives, by placing caps on our incentive award payout opportunities, and by having stock ownership requirements.

The Compensation Committee directs the preparation by management of detailed compensation tally sheets for each of our senior executives. These tally sheets include all components of compensation, including salaries, annual bonuses, stock-based compensation, other perquisites, retirement programs, and severance programs, for each of the last three fiscal years. The tally sheets serve as an informational tool designed to provide the Committee with details concerning each of the elements of compensation awarded to our most senior officers, to provide an evaluation of internal equity, and to highlight the individual compensation items in relation to the total compensation for each senior executive. The Committee does not directly use the tally sheets as a basis to determine or modify the compensation of any of the Named Executive Officers.

From time to time, the Compensation Committee has retained third party independent consultants and other experts it deems necessary to provide advice as to market levels of compensation, compensation program design and compensation trends. Most recently, the Compensation Committee commissioned an executive compensation study by Longnecker & Associates (“Longnecker”) that was completed in the spring of 2011 to provide benchmarking data and recommendations for senior executive compensation for fiscal 2012.

Benchmarking Tools

In reviewing the appropriate range of overall compensation and the appropriate ranges of the components of compensation, the Compensation Committee also considers the competitiveness of our compensation program against our peer companies in order to attract and retain highly qualified executives. To facilitate this objective, the Compensation Committee may consider various compensation surveys and Proxy Statement compensation information for companies of comparable size and complexity to us and with whom we compete for talent.

Role of the External Compensation Advisor

In considering fiscal 2012 compensation for our senior executive officers and non-management directors, the Compensation Committee engaged Longnecker as its external compensation advisor. Longnecker’s primary tasks included advising the Compensation Committee in its evaluation of the Company’s overall compensation program for senior executives as benchmarked against industry peer organizations and to provide benchmarking data for non-management director compensation.

In March 2008 and May 2011, Longnecker presented the Compensation Committee with an evaluation of the Company’s overall compensation program for its senior executives and made recommendations with respect to value ranges of long-term incentive grants as well as the form of such equity compensation. Longnecker’s analysis was utilized by the Compensation Committee in their consideration of all aspects of the Company’s compensation programs and to establish base salaries, short-term cash incentives and long term equity incentive awards for our senior executive officers for fiscal 2009, 2010 and 2011 and to set fiscal 2012 senior executive compensation and non-management director compensation.

Longnecker was engaged by, and reported directly to, the Compensation Committee. Longnecker was selected by the Compensation Committee in 2011 after the Compensation Committee requested proposals from three compensation consulting firms and the Chairman of the Compensation Committee conducted interviews with each of the consulting firms. Both Longnecker and the Compensation Committee acknowledged that, in order to perform the services requested by the Compensation Committee, Longnecker needed to obtain information and data from, and otherwise interact with management. Management did not, however, direct Longnecker’s activities. The Company paid Longnecker approximately $31,000 for the services of the independent consultant during fiscal 2011. Other than the previous service provided for the Compensation Committee in March 2008, Longnecker has not performed any other services for the Company.

Fiscal 2011 Peer Analysis

In addition to such factors as Company and individual performance, the Compensation Committee from time to time also considers the competitiveness of the Company’s compensation programs as compared to its “peer group.” At the request of the Compensation Committee, in 2011, Longnecker compared “total compensation” (base salary, short-term cash incentives, long-term equity incentives, benefits and perquisites), both as to amount and form, for specified Company senior executive positions to comparable positions at the following companies:

•	Basic Energy Services, Inc.

•	Cal Dive International, Inc.

•	CIRCOR International, Inc.

•	DXP Enterprises, Inc.

•	ENGlobal Corporation

•	Furmanite Corporation

•	Global Industries, Ltd.

•	Houston Wire & Cable Company

•	Insituform Technologies, Inc.

•	Matrix Service Company

•	Mistras Group, Inc.

•	MYR Group Inc.

•	Northwest Pipe Company

•	Pike Electric Corporation

•	Primoris Services Corp

Longnecker selected the peer group and we consider this peer group to be generally representative of the diverse business segments in which we compete for talent. The Compensation Committee did not conduct a peer group analysis in fiscal 2010.

Although results varied by individual, the survey found that the Named Executive Officers generally fell within the median of their respective benchmarks in total compensation, consistent with the Company’s compensation philosophy and strategy. Based in part on the analysis and report provided by Longnecker and on the factors listed under “Compensation Philosophy and Process” above, the Compensation Committee believes the total compensation for our Named Executive Officers is consistent with the compensation philosophy of the Company.

Annual Base Salaries

The Compensation Committee considers adjustments to base salary for the senior executives on an annual basis and may do so more frequently upon a change in circumstances. The annual base salary of our CEO is decided solely by the Compensation Committee in executive session without management present. The annual base salaries of other Named Executive Officers are determined by the Compensation Committee with input or recommendations from the CEO. None of the Named Executive Officers have employment agreements. The Compensation Committee believes that salary levels should generally be targeted at the median level for the competitive market, with consideration for the unique qualifications, expertise and experience of the individual executives, because it believes that level is appropriate to motivate and retain our Named Executive Officers.

Fiscal 2011 and 2012 Salary Decisions

In view of the difficult market conditions at the end of fiscal 2010, the Compensation Committee made no adjustments to fiscal 2011 base salaries for any Named Executive Officer or senior executive, except for the Executive Vice President, Chief Operating Officer. In June 2010, in recognition of his assumption of increased responsibilities, the annual base salary of Mr. Wallace was increased to $285,000 to reflect his promotion to Executive Vice President, Chief Operating Officer. For fiscal 2012, Messrs. Hawk, Owen, Wallace, Palmore and Victorson received a base salary increase as part of the Compensation Committee’s annual merit review to be fully effective in August 2011. In awarding these salary adjustments, the Committee considered the strong performance of the Company, that no salary adjustments had been made for Messrs. Hawk, Owens, Palmore and Victorson in the previous two fiscal years, that, in June 2009, Mr. Hawk’s salary was reduced by 5%, and the individual performance and responsibilities of the Named Executive Officers as discussed in the above section entitled “Compensation Philosophy and Process.” The 5% base salary increase awarded to Mr. Hawk for fiscal 2012 restored his base salary to his fiscal 2009 salary level of $550,000. The Committee elected to increase the fiscal 2012 salaries of the other Named Executive Officers by between 4% and 6%. The annual base salaries of the other Named Executive Officers for fiscal 2012 are: Mr. Owen $312,000, Mr. Wallace $300,000, Mr. Victorson $285,000 and Mr. Palmore $280,000. Due to timing of pay increases and other payroll processes, the actual base salaries paid in a fiscal year can vary from those shown. Information on the amounts actually earned by the Named Executive Officers in Fiscal 2009, 2010 and 2011 can be found in the “Summary Compensation” table below.

Annual Performance Based Incentives Paid in Cash

We use annual performance-based incentives paid in cash to focus our senior executives on financial and operational objectives that the Compensation Committee believes are primary drivers of our Common Stock price over time and to reward the achievement of short-term financial and operational performance, the execution of strategic objectives, individual contributions to Company results and to provide timely recognition of performance and accomplishments. The annual performance-based incentive plan for senior executives is approved by the Compensation Committee and the Company’s shareholders. The Compensation Committee believes that overall levels of annual performance-based incentives paid in cash should be consistent with the overall performance of Team.

Historically, including fiscal 2011, we have had a performance-based incentive plan for senior executives based upon our annual operating plan and budget approved by our Board. The performance goals established by the Compensation Committee under the Annual Executive Bonus Plan (“the Annual Executive Bonus Plan”) are based upon quantitative measures which make up 80% of the goal and discretionary measures which make up 20% of the goal. The threshold, target and maximum performance goals are set forth in the “Grants of Plan-Based Awards” table

For the quantitative measures, the Compensation Committee annually establishes and approves the performance metrics, levels and relevant weighting of each metric based upon their assessment of the probability of achieving the metrics at different thresholds. The Committee establishes performance metrics for the quantitative portion of the Annual Executive Bonus Plan based on the level of financial achievement of the Company as measured against our annual budget for fully diluted earnings per share (“FDEPS”) and operating profit for each of our TMS and TCM business units. For each performance metric, the Committee sets target, threshold and maximum performance levels. A participating senior executive would be eligible to receive 200%, 100%, or 50% of their target annual cash incentive compensation respectively based on overall performance at the corresponding performance levels. The CEO provides the Compensation Committee with performance-based incentive recommendations for each senior executive, other than himself, as well as a proposed total performance-based incentives pool for all of our employees. The Compensation Committee assesses the performance recommendations for all senior executives and determines the appropriate performance-based incentive recommendation for each of the senior executives, including the CEO, in view of Team’s overall performance, the individual performance of the senior executives, and the resulting size of the overall performance-based incentive pool relative to Team’s earnings. The Compensation Committee has discretion to approve payouts for performance above or below the performance metrics in order to take into account extraordinary or unexpected market, business or individual performance events.

In assessing the discretionary measures, the Committee may give consideration to a broad range of performance and contribution criteria, along with assessments of external benchmarking, overall role and responsibilities and internal equity. The individual performance and contribution criteria may include: achievement of defined safety performance metrics; achievement of defined operational goals; achievement of strategic aims and targets; achievement and contribution to special projects and transactions; management of the Company’s risk profile; and key decision-making.

Fiscal 2011 Performance-Based Incentives Paid in Cash

For fiscal 2011, our senior executives participated in an annual bonus program based upon the Annual Executive Bonus Plan approved by our shareholders at the 2007 Annual Meeting. For fiscal 2011, as in fiscal 2010, the quantitative measure used for Messrs. Hawk, Owen and Wallace (the “Named Executive Officers”) was FDEPS, because the Named Executive Officers have overall corporate responsibility and the Compensation Committee believes it is the best measure reflecting appropriate growth of the Company and directly affects our stock price performance. For fiscal 2011, as in fiscal 2010, the quantitative measure adopted for Messrs. Victorson and Palmore was based 50% on Company FDEPS and 50% on the operating profits achieved by their respective business units. In establishing these performance measures, the Compensation Committee determined that senior management for each of the TCM and TMS business units should have a significant portion of their annual cash incentive compensation directly tied to the operating results of the business unit they operate and a portion tied to overall Company performance. Additional information regarding the threshold, target and maximum performance objectives is reported in footnote 1 under the “Grants of Plan-Based Awards” table.

As previously discussed, the Committee set target (100%), threshold (50%) and maximum (200%) performance levels for 2011 incentive compensation based on overall performance at the corresponding performance levels. The target performance level for our fiscal 2011 FDEPS was $1.05. Further, the Named Executive Officers were entitled to receive 50% or more of their targeted bonus if our FDEPS equaled or exceeded $.89, and were entitled to receive 200% of their targeted bonus if our FDEPS equaled or exceeded $1.65. For Messrs. Palmore, TMS, and Victorson, TCM, 50% of the quantitative portion of their target bonus was based upon our FDEPS, as described above, and the remaining 50% was based upon achieving operating profits of $22.3 million for the TMS division and $36.1 million for the TCM division (the “Operating Profits Target”), respectively. Further Messrs. Palmore and Victorson were entitled to receive 50% or more of their targeted bonus for achieving the Operating Profits Target if operating profits equaled or exceeded $19.4 million for the TMS division and $31.5 million for the TCM division, respectively, and were entitled to receive 200% of their targeted bonus for achieving their Operating Profits Target if operating profits equaled or exceeded $32.0 million for the TMS division and $51.5 million for the TCM division, respectively. Our actual fiscal 2011 adjusted FDEPS was $1.26, so Messrs. Hawk, Owen and Wallace received 135% of their targeted bonus pursuant to the quantitative measure of our annual incentive plan. The actual operating profit for TMS and TCM was $28 million and $36 million, respectively. Mr. Palmore and Mr. Victorson received 148% and 118%, respectively, of their targeted bonus pursuant to the quantitative measure of our Annual Executive Bonus Plan.

For the discretionary portion of the bonus, the Compensation Committee awarded Mr. Hawk $57,000 resulting in a total annual bonus of $300,000. Messrs, Owen, Wallace, Palmore and Victorson were awarded the discretionary portion of their bonuses at amounts ranging from $25,000 to $35,000. The Committee was pleased with the operational and strategic progress of Team during the year and believed that the leadership by the Named Executive Officers was a key contributor to this performance. In determining the discretionary portion of the bonus, the Committee considers a number of factors which are described more fully in the discussion of our Compensation Philosophy and Process presented above. Information on the amounts earned by the Named Executive Officers under the Annual Executive Bonus Plan in Fiscal 2009, 2010 and 2011 can be found in the “Summary Compensation” table below.

Long-Term Incentive Compensation

The Compensation Committee believes that long-term incentive awards should strengthen alignment with our shareholders, provide incentives tied to our performance and serve as a retention vehicle. The Compensation Committee designs its long-term incentive award programs to directly align rewards with our shareholder returns and share performance, to create a significant retention mechanism for our key employees, to provide a unifying reward structure across our Company and to support entrepreneurial and long-term strategic perspectives. The Compensation Committee determines and approves all long-term incentive awards, subject to our shareholder-approved stock incentive plans.

We adopted ASC 718 effective June 1, 2006, which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. Through fiscal 2008, our share based payments consisted primarily of stock options. As a result of the significant increase in the price of Team stock the accounting costs we have recognized for stock options granted has increased significantly. In June 2008, the Compensation Committee concluded that stock option grants do not currently have the appropriate value to cost relationship for Team and determined that we would forego, or limit, the use of stock options beginning in fiscal 2009. Thereafter, the Compensation Committee expressed its intention to emphasize restricted stock units and other similar forms of long-term equity awards with time-based and performance-based vesting. The Compensation Committee believes that restricted stock units with time-based vesting will act as a retention tool, because the stock will retain some value regardless of our stock price, and create alignment with shareholder interests because the restricted stock value changes as our stock price changes. Additionally, the Compensation Committee has awarded restricted stock units with performance and time-based vesting for the purpose of preserving the tax deductibility of such compensation as described below.

As discussed previously, our shareholders approved the Stock Incentive Plan at the 2006 Annual Meeting that allows the Compensation Committee greater flexibility in the structure of specific awards and approved various amendments in 2007, 2008 and 2009. In August 2011, the Board approved, subject to shareholder approval, an amendment to the Stock Incentive Plan to increase the number of authorized shares available to grant under the Stock Incentive Plan. See Proposal Seven for more information on this proposed amendment. We currently maintain the following processes relating to the granting of equity awards:

•	all equity grants require the approval of the Compensation Committee;

•	the Company does not grant equity awards retroactively; and

•	the Company does not purposefully schedule equity awards prior to disclosure of favorable information or after the announcement of unfavorable information.

Our CEO makes recommendations to the Compensation Committee regarding the annual long-term incentive awards for our other executives, as well as other Team employees. The Compensation Committee independently reviews the data, considers the CEO’s proposals, consults with outside experts as needed, and makes its own determinations for the granting of any equity-based awards. In awarding long term incentives, the Compensation Committee considers the level of responsibility, prior experience and achievement of individual performance criteria, as well as peer company comparisons and other factors which are described more fully in the discussion of our “Compensation Philosophy and Process” presented above. In addition, the Compensation Committee also considers past grants of long-term incentive awards, as well as current equity holdings.

Fiscal 2011 Long-Term Incentive Awards

In fiscal 2011, the Compensation Committee established annual long-term equity incentive opportunities for each eligible Named Executive Officer in either RSUS or performance-based awards based on their estimated value at grant date. Such grants are determined by taking into consideration market data, individual and Company performance, internal equity considerations, retention concerns and expenses related to the grant. To determine the number of RSUs an executive officer receives, the grant value determined by the Compensation Committee is divided by the closing price of Company stock on the NASDAQ Stock Market on the date of grant.

In September 2010, our Compensation Committee approved, and in November 2010 we awarded, grants of restricted stock units to Named Executive Officers, other than Mr. Hawk. In November 2010, our Compensation Committee approved and awarded a performance-based award of restricted stock units to Mr. Hawk. These long-term incentive awards are set forth in the “Stock Awards” table under “Executive Compensation and Other Matters” below. There were no awards of stock options made to any Named Executive Officer during the fiscal year ended May 31, 2011. The Compensation Committee engaged the services of Longnecker in 2008 to evaluate and advise the Compensation Committee as to the amount and structure of the performance-based stock unit awards for Mr. Hawk.

The Compensation Committee elected to provide Mr. Hawk with performance-based restricted stock units in order to be compliant with the deduction limitation of Section 162(m) of the Code, which limits the amount of remuneration that the Company may deduct for its CEO. The grant of 24,901 performance-based restricted stock units to Mr. Hawk on November 22, 2010 contain a performance feature that provides that no shares of Company stock are delivered to Mr. Hawk if the Company does not meet a minimum annual net income requirement (the “Performance Goal”). The performance-based restricted stock grant target and the award for Mr. Hawk were approved by the Compensation Committee in November 2010. All performance-based restricted stock unit grants were made in the number of shares equal to the approved award dollar value divided by the closing market price of our Common Stock on November 15, 2010, rounded up to the nearest whole share. Under the terms of the performance-based stock unit awards, Mr. Hawk will be awarded performance stock units designated as the number of stock units that may be paid out in shares of Common Stock if the Company achieves the Performance Goal(s). Upon achievement of the annual Performance Goal(s) and the passage of the time vesting requirement, the restrictions will expire in equal annual installments on the first, second, third, fourth, and, if necessary, fifth anniversaries of the grant date, unless earlier terminated in accordance with the Stock Incentive Plan. In the event an annual Performance Goal(s) is not achieved within the performance cycle(s), the Performance Goal(s) may be achieved in subsequent performance cycles upon achievement of the cumulative Performance Goal established by the Compensation Committee. In the event of a change of control (as such term is defined in the performance-based stock unit agreement and the Stock Incentive Plan) of the Company or in the event of Mr. Hawk’s death, any outstanding performance stock units will be accelerated and paid out in Common Stock.

As provided in the November 2010 performance-based award to Mr. Hawk, the Compensation Committee chose net income as the measure of performance necessary for the achievement of the Performance Goals under the performance-based stock unit awards granted to Mr. Hawk in October 2008 and October 2009. In determining net income for purposes of the Performance Goal for each of the performance based awards, the Committee utilizes net income as reported in the Company’s quarterly and annual reports filed with the SEC which may be adjusted by the Committee to take into account income charges for restructuring, extraordinary, unusual or non-recurring items, discontinued operations and cumulative effect of accounting changes, each as defined by Generally Accepted Accounting Principles or changes in tax laws, as identified on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s annual report.

Consistent with the terms of the October 2008 and October 2009 performance based awards, under Mr. Hawk’s November 2010 performance-based award, for each Performance Cycle (as defined below) during which the Company achieves the net income goal (the “2010 Performance Goal”), 25% of the 24,901 stock units awarded will vest annually over a period of four years beginning in October 2011 through October 2014, and, if necessary, for catch-up vesting in October 2015. The November 2010 award defines “Performance Cycle” as the 12 month period beginning September 1, 2010 and ending August 31, 2011 and thereafter each of the Company’s fiscal years ending May 31, 2012, 2013, 2014, and if necessary for purposes of catch-up vesting, fiscal year 2015. In the event the 2010 Performance Goal is not achieved for any Performance Cycle the shares from that Performance Cycle may be vested on the next vesting date if the sum of the net income achieved by the Company for the unearned Performance Cycle and the current Performance Cycle equals or exceeds the cumulative annual net income goal for the combined Performance Cycles.

For his October 2008 and October 2009 performance-based awards, the Compensation Committee determined that Mr. Hawk had achieved the 2008 and 2009 Performance Goals for the annual Performance Cycles and the restriction lapsed for a portion of the award and the applicable number of stock units were converted to Common Stock in accordance with the terms of each of the awards. The Compensation Committee will meet later this year to determine achievement of the performance goals for the annual Performance Cycles ending in 2011 under the terms of the 2008, 2009 and 2010 performance-based awards granted to Mr. Hawk. Additional information regarding the grant date fair value of the awards made to Mr. Hawk is reported in the “Summary Compensation” table and the “Grants of Plan-Based Awards” table.

Consistent with the Company’s annual long term incentive program for senior executives, on November 22, 2010, the Compensation Committee awarded 8,218 restricted stock units to each of Messrs. Owen and Wallace, 7,471 restricted stock units to Mr. Victorson and 6,724 restricted stock units to Mr. Palmore which permit each of them to receive, upon expiration of the time-based restrictions, shares in an amount equal to a specified number of shares of Common Stock. The restrictions on the awards expire in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, unless earlier terminated in accordance with the Stock Incentive Plan. All restricted stock unit grants were made in the number of shares equal to the approved award dollar value divided by the closing market price of our shares on November 15, 2010, rounded up to the nearest whole share. In the event of a change of control (as such term is defined in the stock unit agreement and the Stock Incentive Plan) of the Company or in the event of a participant’s death, any outstanding performance stock units will be accelerated and paid out in Common Stock. Additional information regarding the grant date fair value of the equity awards made to Messrs. Owen, Palmore, Victorson and Wallace is reported in the “Summary Compensation” table and the “Grants of Plan-Based Awards” table.

It is the Compensation Committee’s intention that equity awards be considered annually in the Company’s 2nd fiscal quarter, although such awards are not guaranteed. The eligible employee population, exact timing of grants and the specific form of awards may vary from year to year. The Compensation Committee will continue to monitor and consider the types of awards, vesting requirements, eligible employee pool and applicable accounting, tax and regulatory impacts of long-term incentive awards on an annual basis.

Compensation Practices—Tax Considerations

In establishing total compensation for our senior executive officers, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Section 162(m) of the Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer” in excess of $1 million for any year, unless that compensation is “performance-based.” One of the requirements of performance-based compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by a company’s shareholders. To the extent practical, the Compensation Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain and reward high-performing executives.

Employment Agreements

None of the Named Executive Officers have employment agreements. Please see “Executive Compensation and Other Matters—Senior Management Compensation and Benefit Continuation Policy” and “—Potential Payments Upon Termination or Change in Control,” for a discussion of severance and change of control benefits pursuant to our policies.

Retirement Plans

Unlike many other companies our size, we do not provide supplemental executive retirement plans or defined benefit pension plans. We offer a defined contribution, or 401(k), plan to our employees based in the United States, including the Named Executive Officers, which beginning in late August 2009 provides an employer match of 50% of up to 4% of the employee’s contribution.

Perquisites and Personal Benefits

We offer no special executive perquisites other than a company car or a car allowance, which is less than $10,000 per year. We offer medical benefits and life and disability insurance to our employees, including the Named Executive Officers. Personal benefit and perquisite amounts are not considered annual salary for calculation of bonuses, deferred compensation purposes, or 401(k) contribution purposes.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The table below summarizes the total compensation paid or earned by the Named Executive Officers for each fiscal year for the three year period ended May 31, 2011. When setting total compensation for each of the Named Executive Officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Philip J. Hawk,	2011	$525,000	$—	$499,016	$—	$300,000	$23,852	$1,347,868
Chairman of the Board and Chief Executive Officer	2010	$528,846	$—	$500,000	$—	$60,000	$22,798	$1,111,644
	2009	$550,000	$—	$750,000	$—	$220,000	$16,954	$1,536954

Ted W. Owen,	2011	$300,000	$—	$164,688	$—	$170,000	$23,852	$658,540
Executive Vice President, Chief Financial Officer and Treasurer	2010	$300,000	$—	$135,005	$—	$30,000	$23,987	$488,992
	2009	$300,000	$—	$185,019	$—	$105,000	$16,467	$606,486

Peter W. Wallace (5)	2011	$281,923	$—	$164,688	$—	$170,000	$15,806	$632,417
Executive Vice President, Chief Operating Officer	2010	$245,000	$—	$135,005	$—	$30,000	$15,533	$425,538
	2009	$245,000	$—	$185,019	$—	$105,000	$10,092	$545,111

Arthur F. Victorson,	2011	$270,000	$—	$149,719	$—	$150,000	$15,072	$584,791
Senior Vice President, TCM Division	2010	$270,000	$—	$135,005	$—	$53,000	$13,429	$471.434
	2009	$270,000	$—	$185,019	$—	$120,000	$6,153	$581.872

David C. Palmore,	2011	$270,000	$—	$134,749	$—	$150,000	$13,970	$568,719
Senior Vice President, TMS Division	2010	$270,000	$—	$135,005	$—	$30,000	$15,084	$450,089
	2009	$270,000	$—	$185,019	$—	$110,000	$8,162	$573,181

(1)	The stock awards column represents the dollar amount of share-based compensation granted in the applicable fiscal year in accordance with FASB ASC Topic 718 (formerly FASB Statement 123(R) ) for restricted stock units (including performance-based restricted stock units) (collectively, the “restricted stock awards”) granted to each of the Named Executive Officers.
(2)	There were no stock option awards in fiscal 2011, 2010 or 2009.
(3)	Represents the bonuses earned for fiscal 2011, 2010 and 2009 under our Annual Executive Bonus Plan. The bonuses are paid subsequent to year end based on the final results for the fiscal year.
(4)	Represents vehicle allowances and employer contribution for insurance and the 401(k) plan.
(5)	Mr. Wallace was promoted to Executive Vice President and Chief Operating Officer effective June 2010. Mr. Wallace previously served as Senior Vice President, Commercial Support and Business Development.

Grants of Plan-Based Awards

The following table sets forth additional information relating to equity and non-equity incentive plan awards granted to the Named Executive Officers during the fiscal year ended May 31, 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Philip J. Hawk	—	$112,500	$225,000	$450,000	—	$—	$—
	11/22/10	$—	$—	$—	24,901	$—	$499,016

Ted W. Owen	—	$65,000	$130,000	$260,000	—	$—	$—
	11/22/10	$—	$—	$—	8,218	$—	$164,688

Peter W. Wallace	—	$65,000	$130,000	$260,000	—	$—	$—
	11/22/10	$—	$—	$—	8,218	$—	$164,688

Arthur F. Victorson	—	$62,500	$125,000	$250,000	—	$—	$—
	11/22/10	$—	$—	$—	7,471	$—	$149,719

David C. Palmore	—	$52,500	$105,000	$210,000	—	$—	$—
	11/22/10	$—	$—	$—	6,724	$—	$134,749

(1)	The 2011 Annual Executive Bonus Plan was based upon achievement of the fully diluted earnings per share goal in a range of $0.89 to $1.65 with a target of $1.05 and the operating profits target goals established by the Compensation Committee for the TCM and TMS business units. At the threshold earnings level, payouts would generally be 50% of target and at the maximum earnings level payouts would generally be 200% of target. The Committee reviews financial and individual objectives in determining the actual bonus as reported in the “Summary Compensation” Table. Approved maximum represents maximum in compliance with Section 162(m) of the Code. Threshold represents the minimum level of performance for which payouts are authorized under the quantitative portion of our 2011 Annual Executive Bonus Plan. For Named Executive Officers, the Committee may use its discretion to award more or less than the threshold or target award regardless of whether the financial targets are met. The actual amount of incentive bonus paid to each Named Executive Officer with respect to fiscal 2011 performance is reported under the non-equity incentive plan compensation column in the “Summary Compensation” table.
(2)	For a description of the assumptions made in calculating the grant date fair value of the stock awards granted during fiscal 2011 in accordance with ASC 718, see Note 10 to the Company’s footnotes to its audited financial statements as filed in the Form 10-K for the year ended May 31, 2011. These amounts reflect our accounting value for these awards and do not correspond to the actual value, if any, that may be received by the Named Executive Officers for these awards.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of May 31, 2011.

	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Name	Exercisable (#)	Unexercisable (#)
Philip J. Hawk	10,000	—		$9.69	5/11/15	—		$—
	10,000	—		$9.57	5/12/15	—		$—
	4,000	—		$9.43	5/13/15	—		$—
	40,000	—		$9.23	8/12/15	—		$—
	46,000	—		$9.63	8/17/15	—		$—
	100,000	—		$13.28	1/17/16	—		$—
	120,000	—		$15.27	10/17/16	—		$—
	90,000	30,000	(1)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	13,691	(2)	$314,893
	—	—		$—	10/15/19	22,838	(3)	$525,274
	—	—		$—	11/22/20	24,901	(4)	$572,723
Ted W. Owen	17,000	—		$7.84	6/24/14	—		$—
	10,000	—		$8.28	9/23/14	—		$—
	34,000	—		$9.23	8/12/15	—		$—
	20,000			$15.27	10/17/16	—		$—
	18,000	6,000	(1)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	3,377	(2)	$77,671
	—	—		$—	10/15/19	6,166	(3)	$141,818
	—	—		$—	11/22/20	8,218	(4)	$189,014
Peter W. Wallace	7,000	—		$7.84	6/24/14	—		$—
	2,000	—		$8.20	11/9/14	—		$—
	12,000	—		$9.23	8/12/15	—		$—
	7,000	—		$15.27	10/17/16	—		$—
	33,000	11,000	(1)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	3,377	(2)	$77,671
	—			$—	10/17/19	6,166	(3)	$141,818
	—	—		$—	11/22/20	8,218	(4)	$189,014
Arthur F. Victorson	5,000	—		$8.20	11/9/14	—		$—
	5,000	—		$9.23	8/12/15	—		$—
	30,000	—		$15.97	4/12/16	—		$—
	9,000	—		$15.27	10/17/16	—		$—
	18,000	6,000	(1)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	3,377	(2)	$77,671
	—	—		$—	10/15/19	6,166	(3)	$141,818
	—	—		$—	11/22/20	7,471	(4)	$171,833
David C. Palmore	20,000	—		$9.23	8/12/15	—		$—
	20,000	—		$15.27	10/17/16	—		$—
	18,000	6,000	(1)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	3,377	(2)	$77,671
	—	—		$—	10/15/19	6,166	(3)	$141,818
	—	—		$—	11/22/20	6,724	(4)	$154,652

(1)	Stock option award on 10/15/2007 that vests at the rate of 25% per year, with vesting dates of 10/15/2008, 10/15/2009, 10/15/2010 and 10/15/2011.
(2)	Restricted stock unit award on 10/15/2008 that vests at the rate of 25% per year, with vesting dates of 10/15/2009, 10/15/2010, 10/15/2011 and 10/15/2012. See “Fiscal 2011 Long-Term Incentive Awards” for a full description of the awards.
(3)	Restricted stock unit award on 10/15/2009 that vests at the rate of 25% per year, with vesting dates of 10/15/2010, 10/15/2011, 10/15/2012 and 10/15/2013. See “Fiscal 2011 Long-Term Incentive Awards” for a full description of the awards.
(4)	Restricted stock unit award on 11/22/10 that vests at the rate of 25% per year, with vesting dates of 11/22/2011, 11/22/2012, 11/22/2013 and 11/22/2014. See “Fiscal 2011 Long-Term Incentive Awards” for a full description of the awards.
(5)	Market value calculated based on the 5/31/11 close price of $23.00.

Option Exercises and Stock Vested in Fiscal 2011

The following table sets forth information, for the Named Executive Officers, on (1) stock options exercised during fiscal 2011, including the number of shares acquired on exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip J. Hawk	100,000	$2,256,500	14,459	$273,343
Ted W. Owen	7,000	$128,287	3,745	$70,781
Peter W. Wallace	—	$—	3,745	$70,781
Arthur F. Victorson	—	$—	3,745	$70,781
David C. Palmore	5,000	$91,050	3,745	$70,781

Equity Compensation Plan Information

The following table sets forth information as of May 31, 2011, with respect to our equity compensation plans previously approved by our shareholders and equity compensation plans not previously approved by our shareholders.

	Equity Compensation Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of outstanding stock awards(a) (1)	Weighted average exercise price of outstanding options and vesting of outstanding stock awards(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
Equity compensation plans approved by shareholders	2,227,697	$14.84	489,150	(2)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	2,227,697	$14.84	489,150	(2)

(1)	Through July 31, 2011, 32,200 options that were outstanding on May 31, 2011, have been exercised. No stock awards outstanding at May 31, 2011, vested through July 31, 2011.
(2)	Securities remaining available for future issuance include 366,942 shares available for employees under the Stock Incentive Plan and 122,208 shares available for non-management directors under the Non-Employee Director Plan.

Senior Management Compensation and Benefit Continuation Policy

In August 2007, the Board adopted a Senior Management Compensation and Benefits Continuation Policy (the “Executive Severance Policy”) that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of continued compensation in the event of a separation from the Company for any reason other than “for cause.” In December 2008, the Executive Severance Policy was amended by our Board to comply with Section 409A of the Code. In August 2010, the Executive Severance Policy was amended by our Board to add Executive Vice Presidents to the Executive Severance Policy.

The Executive Severance Policy provides generally that upon (i) involuntary termination by the Company without cause and (ii) employee voluntary termination for good reason, the terminated executive would receive:

•

a continued salary for a stated period (18 months for the CEO, 15 months for Executive Vice Presidents and 12 months for Senior Vice Presidents), a portion of which may be paid in a single lump sum if necessary to satisfy Section 409A exception requirements;

•	a single lump sum payment ($19,000 for the CEO, $15,500 for Executive Vice Presidents and $12,500 for the Senior Vice Presidents) to compensate the executives for health and welfare benefits; and

•	access to outplacement assistance paid by the Company for six months.

In exchange for such benefits, the executive must enter into a general release agreement and one-year non-competition agreement with the Company. If the employee breaches the non-competition agreement prior to its expiration, we have the right to suspend all subsequent severance payments and to seek restitution for payments already made.

Severance benefits are also triggered when an involuntary termination without cause or voluntary termination for good reason occurs within 90 days before or within 360 days after a change of control. In such event, the terminated executive would generally receive:

•

a supplemental single lump sum salary payment equivalent to 36 months for the CEO, 30 months for Executive Vice Presidents and 24 months for Senior Vice Presidents, payable on the 91st day following termination;

•

a supplemental single sum compensation payment representing annual bonus opportunities, calculated as the higher of the most recent year’s paid bonus or the average bonus paid for the last three years (three times annual bonus opportunity for the CEO, two and one-half times annual bonus opportunity for Executive Vice Presidents and two times annual bonus opportunity for Senior Vice Presidents), payable on the 91st day following termination;

•

a single lump sum payment ($66,000 for the CEO, $55,000 for Executive Vice Presidents and $44,000 for Senior Vice Presidents) to compensate the executives for health and welfare benefits paid on 91st day following termination; and

•	access to outplacement assistance paid by the Company for six months.

These enhanced severance benefits are generally payable 91 days after termination from employment and are only available where both a change in control and an involuntary separation without cause or a voluntary separation for good reason occur. In exchange for such benefits, the executive must enter into a general release agreement with the Company. For purposes of the Executive Severance Policy, the following definitions apply:

A “change in control” is any “change in control event” referred to in Treasury Regulation Section 1.409A-3(i)(5)(i).

A “voluntary separation for good reason” means the termination of employment by the executive upon the occurrence of any of the following events without the consent of the executive:

•	a material diminution in the base compensation of the executive;

•	a material change in geographic work location for an executive to a location more than 50 miles from the executive’s current work location; or

•

a material diminution in the executive’s authorities, duties or responsibilities, and position within the leadership team; provided, however, that a “voluntary separation for good reason” shall not be considered to occur solely because an executive’s authorities, duties or responsibilities, and position are reallocated to other senior executives based on a good faith determination by the Board that such reallocation is necessary in order for the Company adequately to address material growth and/or expansion of the business.

An “involuntary termination of employment without cause” means a termination from employment that is not the result of:

•	a good faith determination by the Board that the executive knowingly committed material acts involving fraud, dishonesty or violations of criminal or other statutes; or

•	a good faith determination by the Board that the executive knowingly violated the Company’s Code of Ethical Conduct.

The Board administers this policy consistent with Section 409A of the Code and makes the final good faith determination on whether or not an involuntary termination is for cause or without cause; whether or not a voluntary termination is for good reason; and whether or not a change of control event has occurred and is objectively determinable.

Potential Payments Upon Termination or Change of Control

As discussed above under “—Senior Management Compensation and Benefit Continuation Policy,” the Board adopted a policy that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of compensation in the event of a separation from the Company for any reason other than “for cause.” Based on the terms of the Executive Severance Policy, the amount of compensation payable to each Named Executive Officer in each situation is listed below. The following information assumes the involuntary termination by the Company without cause, the voluntary termination by the employee for good reason or the change of control and executive termination occurred on May 31, 2011.

Philip J. Hawk: Benefits Payable Upon Termination as of 5/31/11	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$787,500	$—	$—	$19,000	$806,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,575,000	$625,260	$1,412,890	$66,000	$3,679,150

Ted W. Owen: Benefits Payable Upon Termination as of 5/31/11	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$375,000	$—	$—	$15,500	$390,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$750,000	$215,960	$408,503	$55,000	$1,429,463

Peter W. Wallace: Benefits Payable Upon Termination as of 5/31/11	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$356,250	$—	$—	$15,500	$371,750
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$712,500	$239,168	$408,503	$55,000	$1,415,171

Arthur F. Victorson: Benefits Payable Upon Termination as of 5/31/11	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$270,000	$—	$—	$12,500	$282,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$540,000	$256,666	$391,322	$44,000	$1,231,988

David C. Palmore: Benefits Payable Upon Termination as of 5/31/11	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$270,000	$—	$—	$12,500	$282,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$540,000	$191,266	$374,141	$44,000	$1,149,407

(1)	The incentive bonuses paid to the senior executives for their fiscal 2011 performance are not considered in this calculation, because the bonuses are paid subsequent to May 31, 2011.
(2)	All options and restricted stock units vest upon a change in control. This amount represents the net realizable value of the unvested options and restricted stock units at May 31, 2011. This amount is calculated assuming the restricted stock units vest and the unvested options are exercised at the May 31, 2011 close price of $23.00.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock (our only class of voting securities) as of July 31, 2011 of (a) each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director or nominee for director, (c) the Named Executive Officers and (d) all senior executive officers and directors as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person that are exercisable as of July 31, 2011. Unless otherwise indicated, the address of each person named below is the address of the Company at 200 Hermann Drive, Alvin, Texas 77511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock
Philip J. Hawk	831,829	(2)	4.3%
Ted W. Owen	139,704	(2)	*
Peter W. Wallace	75,543	(2)	*
Arthur F. Victorson	75,815	(2)	*
David C. Palmore	61,996	(2)	*
Louis A. Waters	398,323	(2)	2.0%
Vincent D. Foster	50,515	(2)	*
Jack M. Johnson, Jr.	186,179	(2)	1.0%
Robert A. Peiser	38,787	(2)	*
Emmett J. Lescroart	104,271	(2)	*
Sidney B. Williams	227,645	(3)	1.2%
All directors, nominees and executive officers as a group (13 persons)	2,352,643	(4)	12.1%
Edgepoint Investment Group, Inc.	1,179,100 (5)		6.0%
Blackrock, Inc.	1,076,437 (6)		5.5%
Lazard Asset Management LLC	1,009,416 (7)		5.2%
Ariel Investments, LLC	1,522,588 (8)		7.8%

*	Less than 1% of outstanding Common Stock.
(1)	The information as to beneficial ownership of Common Stock has been furnished, respectively, by the persons and entities listed, except as indicated below. Each individual or entity has sole power to vote and dispose of all shares listed opposite his or its name except as indicated below.
(2)	Includes shares that may be acquired within 60 days of July 31, 2011 through the exercise of options to purchase shares of our Common Stock and shares held in an employee benefit plan as follows, respectively: Mr. Hawk—420,000 and 0; Mr. Owen—99,000 and 2,591; Mr. Wallace—61,000 and 10,547; Mr. Victorson—67,000 and 5,005; Mr. Palmore—58,000 and 0; Mr. Waters—60,000 and 0; Mr. Foster—40,000 and 0; Mr. Johnson—60,000 and 0; Mr. Peiser—10,000 and 0; and Mr. Lescroart—95,000 and 0.
(3)	Includes 5,370 shares owned by Nancy Williams, Mr. Williams’ wife and 8,000 shares held by Mr. Williams’ adult children. Mr. Williams disclaims any economic interest in these shares. Also includes 60,000 shares that may be acquired within 60 days of July 31, 2011 through the exercise of options to purchase shares of our Common Stock.
(4)	Includes 34,662 shares held in an employee benefit plan and 1,144,750 shares which may acquired within 60 days of July 31, 2011 through the exercise of options to purchase shares of our Common Stock.
(5)	As reported on Amendment No. 1 to Schedule 13G filed on January 28, 2011 by Edgepoint Investment Group, Inc., the successor corporation to EdgePoint Investment Management Inc. (“Edgepoint”), 1000 Yonge Street, Suite 200, Toronto, Ontario M4W 2K2, CANADA. According to such Schedule 13G, Edgepoint has sole voting and dispositive power with respect to 1,179,100 shares.
(6)

As reported on Amendment No. 1 to Schedule 13G filed on February 8, 2011 by Blackrock, Inc. (“Blackrock”), 40 East 52nd Street, New York, New York 10022. According to such Schedule 13G, Blackrock has sole voting and dispositive power with respect to 1,076,437 shares.

(7)	As reported in Schedule 13G filed on February 11, 2011 by Lazard Asset Management LLC (“Lazard”), 30 Rockefeller Plaza, New York, New York 10112. According to such Schedule 13G, Lazard has sole voting power with respect to 751,126 shares and sole dispositive power with respect to 1,009,416 shares.
(8)	As reported in Schedule 13G filed on February 4, 2011 by Ariel Investments, LLC (“Ariel”), 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601. According to such Schedule 13G, Ariel has sole voting power with respect to 1,246,193 shares and sole dispositive power with respect to 1,515,793 shares.

We do not know of any arrangement that may at a subsequent date result in a change of control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of reports and written representations furnished to us, we believe that during fiscal 2011 all filings with the SEC by our senior executive officers and directors complied with requirements for reporting ownership and changes in ownership of Team’s Common Stock pursuant to Section 16(a) of the Exchange Act.

TRANSACTIONS WITH RELATED PERSONS

The Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As matters come up, the Company relies on its corporate legal counsel to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.

The Company maintains policies and procedures for the review, approval or ratification of certain transactions between directors or members of their immediate families and the Company. The Company’s policy, contained in its Code of Ethical Conduct and the Charter of the Corporate Governance and Nominating Committee, requires that any transaction in which a director or executive officer (or an immediate family member) has an interest that is in conflict or potential conflict with the interests of the Company shall be prohibited, unless unanimously approved by the Corporate Governance and Nominating Committee and the full Board.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the four members of our Board identified below. Each Audit Committee member is independent, as defined by the applicable listing requirements of NASDAQ. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2011 with senior management and has discussed with KPMG LLP (“KPMG”), the independent auditors for Team, the matters required to be discussed by statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed KPMG’s independence from Team and its management with KPMG.

The Board has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.teamindustrialservices.com on the “Investors” page under “Governance.”

The Audit Committee has discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and KPMG, with and without representatives of management, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our accounting principles.

In performing all of these functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of our management and KPMG which, in its report, expresses an opinion on whether or not our annual financial statements conform, in all material respects, with accounting principles generally accepted in the United States and on management’s assessment of the effectiveness of the our internal control over financial reporting. In reliance on the opinions and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2011 filed with the Securities and Exchange Commission.

Audit Committee

Vincent D. Foster, Chairman

Jack M. Johnson, Jr.

Louis A. Waters

Sidney B. Williams

INFORMATION ON INDEPENDENT PUBLIC ACCOUNTANTS

A representative of KPMG is expected to attend the Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the meeting.

Principal Accountant Fees and Services

The following table sets forth the fees billed by KPMG in each of the past two fiscal years:

	FY 2011	FY 2010
Audit Fees	$1,020,150	$916,300
Audit-Related Fees	$34,000	$34,000
Tax Fees	$—	$—
All Other Fees	$—	$—

Audit-related fees consist of fees associated with the audit of our 401(k) Plan. Tax fees consist of fees associated with the preparation of our Federal and state income tax returns for the subject years.

The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditor. The Audit Committee meets annually to approve audit and tax fees for the ensuing year. In June 2006, the Audit Committee authorized the Chief Financial Officer to engage KPMG on matters not exceeding $10,000; provided that KPMG is more efficient or uniquely qualified to perform the work for which it is engaged and that such engagement is reported to the full Audit Committee in a timely manner. All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of their auditing functions.

Under its charter, the Audit Committee has the duty and responsibility for ensuring the rotation of audit partners as required by law as well as periodically evaluating whether to rotate our independent auditors.

ANNUAL REPORT ON FORM 10-K

The Company will send, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended May 31, 2011, including the financial statements and the financial statement schedules, as filed with the SEC, to any person whose proxy is being solicited, upon written request to Team, Inc., Attention: André C. Bouchard Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511.

DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS

To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Team, Inc., Attn.: André C. Bouchard, Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511 or (281) 331-6154. For future Annual Meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8(e) promulgated under the Exchange Act, any proposal by a shareholder to be presented at our 2012 Annual Meeting of Shareholders must be received by the Company no later than April 28, 2012 in order to be eligible for inclusion in our Proxy Statement and form of proxy used in connection with the 2011 Annual Meeting of Shareholders. Submissions of shareholder proposals after that date will be considered untimely for inclusion in the Proxy Statement and form of proxy for our 2012 Annual Meeting.

After July 12, 2012, Rule 14a-4(c) promulgated under the Exchange Act provides that notice to the Company of a shareholder proposal for the 2012 Annual Meeting of Shareholders submitted other than pursuant to Rule 14a-8(e) is considered untimely, and the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the Proxy Statement.

If our shareholders approve Proposal Six, the Delaware Bylaws will require that a shareholder’s proposal, to be considered timely noticed, must be received by the Corporate Secretary at the principal executive offices of the Company not less than 90 days or more than 120 days before the one-year anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting. As a result, proposals submitted for our 2012 Annual Meeting pursuant to these provisions of the Delaware Bylaws must be received no earlier than April 28, 2012, and no later than the close of business on May 28, 2012, and must otherwise comply with the requirements of our Delaware Bylaws.

All notices of proposals, whether or not to be included in our proxy materials, should be sent to our principal executive offices at Team, Inc., Attn.: André C. Bouchard, Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any reports, statements or other information that we file with the SEC directly from the SEC. You may either:

•	Read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 100 F Street, N.E., Washington, D.C. 20549; or

•	Visit the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.

You should rely only on the information contained (or incorporated by reference) in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated August 26, 2011. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement).

Our 2011 Annual Report to shareholders, including our Annual Report on Form 10-K for the year ended May 31, 2011, is being mailed together with this Proxy Statement and is available on our website at www.teamindustrialservices.com/proxy2011 in accordance with the SEC’s “notice and access” regulations. The Annual Report does not constitute any part of the proxy solicitation material.

OTHER BUSINESS

Management does not intend to bring any business before the 2011 Annual Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the 2011 Annual Meeting by others. If, however, any other matters properly come before the 2011 Annual Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

André C. Bouchard

Senior Vice President, Administration, General Counsel & Secretary

August 26, 2011

APPENDIX A

AGREEMENT AND PLAN OF MERGER

Pursuant to this AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of                     , 2011, Team, Inc., a Texas corporation (the “Parent Corporation”), shall be merged with and into Team, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent Corporation (the “Surviving Corporation” or “New Team”).

RECITALS

WHEREAS, the board of directors of each of the Parent Corporation and New Team deems it advisable, upon the terms and subject to the conditions herein stated, that the Parent Corporation be merged with and into New Team, and that New Team be the surviving corporation (the “Merger”); and

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1 Effective Time. “Effective Time” shall mean the date and time on which the Merger contemplated by this Agreement becomes effective pursuant to the laws of the States of Texas and Delaware, as determined in accordance with Section 2.2 of this Agreement.

1.2 Merger. “Merger” shall refer to the merger of the Parent Corporation with and into the Surviving Corporation as provided in Section 2.1 of this Agreement.

SECTION 2

TERMS OF MERGER

2.1 Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, the Parent Corporation shall be merged with and into the Surviving Corporation in accordance with applicable law. The Surviving Corporation shall be the surviving entity resulting from the Merger and shall continue to exist and to be governed by the laws of the State of Delaware under the corporate name “Team, Inc.” The Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, person or mixed), rights, privileges, franchises, immunities and powers of the Parent Corporation, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Parent Corporation. The Merger shall be consummated pursuant to the terms of this Agreement which has been approved by the Board of Directors and the shareholders of the Parent Corporation.

2.2 Effective Time. On the date of the closing of the Merger, the Parent Corporation and the Surviving Corporation shall cause a Certificate of Merger to be executed and filed with the Secretary of State of Texas (the “Texas Certificate of Merger”) and a Certificate of Merger to be executed and filed with the Secretary of State of Delaware (the “Delaware Certificate of Merger”). The Merger shall become effective upon the date and time specified in the Texas Certificate of Merger and the Delaware Certificate of Merger (the “Effective Time”).

2.3 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation as it exists at the Effective Time shall remain in full force and effect after the Effective Time.

2.4 Bylaws. The Bylaws of the Surviving Corporation as they exist at the Effective Time shall remain the Bylaws of the Surviving Corporation until altered or amended as provided in such Bylaws.

2.5 Board of Directors. The Board of Directors of the Parent Corporation shall be the Board of Directors of the Surviving Corporation, and shall hold office from and after the Effective Time until their respective successors are elected and qualified.

2.6 Officers. The officers of the Parent Corporation shall be the officers of the Surviving Corporation, and shall hold office from and after the Effective Time until their respective successors are appointed and qualified.

SECTION 3

EFFECT OF MERGER ON CAPITAL STOCK

3.1 Effect of Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Parent Corporation or its shareholders, or the Surviving Corporation:

(a) Each share of the Parent Corporation’s common stock issued immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of common stock, par value $0.30 per share, of New Team (“New Team Common Stock”) and all shares of the Parent Corporation’s common stock shall be cancelled and retired and shall cease to exist.

(b) No shares of Preferred Stock of the Parent Corporation were issued or outstanding immediately prior to the Effective Time.

(c) Each option, warrant, purchase right or other security of the Parent Corporation issued and outstanding immediately prior to the Effective Time, if any, shall be converted into and shall be an identical security of New Team. The same number of shares of New Team Common Stock shall be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities as is equal to the number of shares of the Parent Corporation’s common stock so reserved, as of the Effective Time.

3.2 Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of the Parent Corporation’s common stock or options, warrants, purchase rights or other securities of the Parent Corporation, if any, shall be deemed for all purposes to evidence ownership of and to represent the shares of New Team Common Stock, or options, warrants, purchase rights or other securities of New Team, if any, as the case may be, into which the shares of the Parent Corporation’s common stock, or options, warrants, purchase rights or other securities of the Parent Corporation represented by such certificates have been converted as herein provided and shall be so registered on the books and records of New Team or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to New Team or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of New Team Common Stock, or options, warrants, purchase rights or other securities of New Team, if any, as the case may be, evidenced by such outstanding certificate, as above provided.

SECTION 4

MISCELLANEOUS

4.1 Plan of Reorganization. Each party to this Agreement agrees to treat the Merger for all income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

4.2 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of the Parent Corporation’s common stock shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the merger, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

4.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

4.4 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

4.5 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

4.6 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

4.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.8 Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned corporations have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

PARENT CORPORATION:

TEAM INC., a Texas corporation

By:

Name:

Title:

SURVIVING CORPORATION:

TEAM INC., a Delaware corporation

By:

Name:

Title:

APPENDIX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEAM, INC.

Team, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, for the purpose of amending and restating the Corporation’s certificate of incorporation, does hereby submit the following:

1. The name of the Corporation is Team, Inc.

2. The Corporation was originally incorporated under the same name and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 20, 2006 (the “Original Certificate”).

3. This Amended and Restated Certificate of Incorporation was duly adopted by the board of directors pursuant to resolutions proposing to amend and restate the Original Certificate, declaring said amendment and restatement to be advisable and in the best interests of the Corporation, its stockholders, and authorizing the appropriate officer of the Corporation to solicit the consent of the stockholders therefor, and was approved by the holders of the requisite number of shares of the Corporation at the annual meeting of the stockholders held on September 29, 2011, in accordance with the provisions of Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware.

4. The Original Certificate is hereby integrated, amended and restated to read in its entirety as follows:

ARTICLE I:

NAME

The name of the Corporation is Team, Inc.

ARTICLE II:

REGISTERED OFFICE AND AGENT

The address of its registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent. The name of the Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE III:

PURPOSES

The purpose of the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV:

SHARES

The aggregate number of shares which the corporation shall have the authority to issue is 30,500,000 shares, of which 30,000,000 shares shall be common shares, par value $0.30 each (“Common Stock”) and of which 500,000 shares shall be preferred shares, par value $100.00 each (“Preferred Stock”), issuable in series.

The board of directors of the Corporation (the “Board”) is hereby authorized from time to time to divide all or any part of the preferred shares into series thereof and to fix and determine variations, if any, between any series so established as to any one or more of the following matters:

(1)	The rate of dividends;

(2)	The price at and the terms and conditions under which shares may be redeemed;

(3)	The amount payable upon shares in the event of voluntary liquidation;

(4)	The amount payable upon shares in the event of involuntary liquidation;

(5)	Sinking fund provisions for the redemption or purchase of shares;

(6)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(7)	Voting rights; and

(8)	Any and all other provisions as may be fixed or determined by the Board pursuant to Delaware law.

All shares of Preferred Stock shall be identical except as to the relative rights and preferences fixed and determined from time to time by the Board with respect to different series of shares when each such series is established in accordance with the Certificate of Incorporation, as amended, and the DGCL.

The following provisions set forth the preferences, limitations and relative rights of the classes of shares:

(i) Preferred Dividends. The holders of all preferred shares, regardless of series, at the time outstanding shall be entitled to receive, when and as declared to be payable by the Board, out of any funds legally available for the payment thereof, dividends at the rate theretofore fixed by the Board for each series of such preferred shares that have theretofore been established, and no more, with dividend payment dates at such intervals as the Board shall determine.

(ii) Dividends other than Preferred Dividends. After adequate provision has been made for payment of full dividends on all preferred shares then outstanding for all past dividend periods and for the current dividend period, the Board may declare such further dividends as are permitted by law, and the Board shall have the absolute discretion of fixing the fashion in which holders of preferred shares and holders of common shares shall participate in such further dividends, with provision being made for one class participating more fully than the other or to the total exclusion of the other.

(iii) Cumulativeness of Preferred Dividends. Dividends on all preferred shares, regardless of series, shall be cumulative. No dividends shall be declared on any shares of any series of preferred shares for any dividend period unless all dividends accumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all preferred shares then outstanding. No dividends shall be declared on shares of any series of preferred shares unless a dividend for the same period shall be declared at the same time upon all preferred shares outstanding at the time of such declaration in like proportion to the dividend rate then declared. No dividends shall be declared or paid on the common shares unless full dividends on all the preferred shares then outstanding for all past dividend periods and for the current dividend period shall have been declared and the Corporation shall have paid such dividends or shall have set apart a sum sufficient for the payment thereof.

(iv) Preferences on Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of the then outstanding preferred shares shall be entitled to receive the amount fixed for such purpose in the resolution or resolutions of the Board establishing the respective series of preferred shares that might then be outstanding, together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the resolution or resolutions. After such payment to such holders of preferred shares, the remaining assets and funds of the Corporation shall be distributed pro rata among the holders of the common shares. A consolidation, merger or other reorganization of the Corporation with any other corporation or corporations or a sale for all or substantially all of the assets of the Corporation shall not be considered a dissolution, liquidation or winding up of the Corporation within the meaning of these provisions.

(v) Redemption Privileges of the Corporation. The whole or any part of the outstanding preferred shares or the whole or any part of any series thereof may be called for redemption and redeemed at any time at the option of the Corporation, exercisable by the Board upon thirty (30) days’ notice by mail to the holders of such shares as are to be redeemed, by paying therefore in case the redemption price fixed for such shares in the resolution or resolutions of the Board establishing the respective series of which the shares to be redeemed are a part, together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the resolution or resolutions to the date fixed for such redemption. The Corporation may redeem the whole or any part of the shares of any series without redeeming the whole or any part of the shares of any other series; provided however, that if at any time less than the whole of the preferred shares of any particular series then outstanding shall be called for redemption, the particular shares called for redemption shall be determined by lot or by such other equitable as may be determined by the Board. The Corporation may, on or prior to the date fixed for redemption of the redeemable shares as specified in the notice, deposit with any bank or trust company in the city of Houston, Texas, or any bank or trust company in the United States duly appointed and acting as transfer agent for the Corporation, as a trust fund, a sum sufficient to redeem shares called for redemption, with irrevocable instructions and authority to such bank or trust company to give or complete the notice of redemption thereof and to pay, on or after the date fixed for such redemption, to the respective holders of shares, as evidenced by a list of holders of such shares certified by the corporation by its President or a Vice President and by its Secretary or an Assistant Secretary, the redemptive price upon the surrender of their respective share certificates. Thereafter, from and after the date fixed for redemption, such shares shall be deemed to be redeemed and dividends thereon shall cease to accrue after such date fixed for redemption. Such deposit shall be deemed to constitute full payment of such shares to their holders. Thereafter, such shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemptive price of such shares without interest, upon the surrender of their respective certificates therefor, and any right to convert such shares which may exist. In case the holders of shares shall not, within six (6) years after the deposit, claim the amount deposited for redemption thereof, such bank or trust company shall upon demand pay over to the Corporation the balance of such amount so deposited to be held in trust and such bank or trust company shall thereupon be relieved of all responsibility to the holders thereof.

(vi) Conversion Privilege. The Board is authorized to grant or to deny to the holders of shares of one or more of the series of preferred shares the right to convert such preferred shares into common shares with par value $0.30 per share, and the Board is further authorized to fix and determine the terms and conditions on which such preferred shares may be so converted into common shares. The conversion rights granted, fixed and determined pursuant to the preceding sentence, along with the terms and conditions thereof, shall be set forth in the resolution or resolutions in which the Board establishes the respective series of preferred shares.

(vii) Preemptive Rights Denied. No stockholder of the Corporation shall have any preemptive right with respect to shares of stock, securities convertible into shares of stock, unissued or treasury shares of the Corporation of any class now or hereafter authorized or held.

(viii) Voting Rights. The holders of Common Stock shall vote one (1) vote for each share of Common Stock with respect to all affairs of the Corporation The Board is authorized to fix and determine or to deny voting rights with respect to one or more series of the preferred shares, and such voting rights shall be fixed and determined or denied in the resolution or resolutions adopted by the Board by which such respective series of preferred shares is established. Except as required by law, the holders of preferred shares having voting rights and the holders of common shares shall vote together as one class.

ARTICLE V

CUMULATIVE VOTING

The right to cumulative votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

ARTICLE VI:

STOCKHOLDER ACTION; SPECIAL MEETINGS

Any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders pursuant to the Bylaws of the Corporation. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to preferences, limitations and relative rights of the shares set by the Board, special meetings of stockholders of the Corporation, for any purpose or purposes, may be called only by the Chairman of the Board, or by the President pursuant to the written request of the holders of not less than ten percent (10%) of the outstanding shares of the Corporation’s voting stock, as specified in and subject to the provisions and conditions of the Corporation’s Bylaws. No business other than that stated in the notice shall be transacted at any special meeting.

ARTICLE VII

BOARD OF DIRECTORS

1. Powers. The business and affairs of the Corporation shall be managed by its Board.

2. Number of Directors. The number of directors shall be determined in the manner provided in the Bylaws of the Corporation.

3. Qualifications and Term of Office. Each director shall hold office until the next annual meeting of stockholders following such director’s election and until such director’s successor shall have been duly elected and qualified or until such director’s death, resignation or removal. A director need not be a resident of the State of Delaware or a stockholder of the Corporation. A director may resign at any time by giving written notice to the Board, or to the chairman of the board, chief executive officer, president or secretary of the Corporation. A resignation shall be effective when such written notice is delivered, unless the notice specifies a future date.

4. Election of Directors. Directors shall be elected in the manner provided in the Bylaws of the Corporation.

5. Removal. Except as otherwise required by law, a director of the Corporation may be removed only for cause, as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, voting as a single class, and which vote may only be taken at a meeting of stockholders (and not by written consent), the notice of which meeting expressly states such purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to the Corporation and such adjudication is no longer subject to direct appeal.

ARTICLE VIII

AMENDMENT TO BYLAWS

In addition to any requirements set forth by the DGCL, the Bylaws of the Corporation may be adopted, amended or repealed by (i) the affirmative vote of at least two-thirds of the holders of all of the shares of the stock of the Corporation then entitled to vote in an election of directors, voting together as a single class, or by (ii) approval of a majority of the Board.

ARTICLE IX

AMENDMENT TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; provided, however, that any such action requires the affirmative vote of at least two-thirds of the holders of all of the shares of the stock of the Corporation then entitled to vote in an election of directors, voting together as a single class.

ARTICLE X

INDEMNIFICATION; LIMITATION OF LIABILITY

1. Indemnification. Directors, officers, employees and agents of the Corporation may be indemnified and paid advance expenses by the Corporation to the fullest extent permitted by the applicable provisions of the DGCL and as the Bylaws may from time to time provide.

2. Limitation of Liability of Directors. A director of the Corporation is not personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation will automatically be deemed eliminated and limited to the fullest extent permitted by the DGCL as so amended.

3. Repeal or Modification. Any repeal or modification of this Article X will not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation, any designation of Preferred Stock or the Bylaws of the Corporation, or (iv) any other action asserting a claim against the Corporation or any director, officer or other employer of the Corporation that is governed by or subject to the internal affairs doctrine for choice of law purposes. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Article XI.

APPENDIX C

BYLAWS

OF

TEAM, INC.

ARTICLE I.

The Board of Directors

SECTION 1.1. Authority of Board. The business and affairs of Team, Inc. (herein called the “Corporation”) shall be managed by or under the direction of the Board of Directors (the “Board”) or, if authorized by the Board, by or under the direction of one or more committees thereof, to the extent permitted by law and by the Board. Except as may be otherwise provided by law or these Bylaws or, in the case of a committee of the Board, by applicable resolution of the Board or such committee, the Board or any committee thereof may act by unanimous written consent or, at an authorized meeting at which a quorum is present, by the vote of the majority of the Directors present at the meeting. Except as may be otherwise provided by law, the Board shall have power to determine from time to time whether, and if allowed, when and under what conditions and regulations any of the accounts and books of the Corporation shall be open to inspection.

SECTION 1.2. Number of Directors; Classification of the Board. The number of Directors which shall constitute the whole Board of the Corporation shall be fixed from time to time by action of the Board, but shall not consist of fewer than five (5) Directors at any given time. The Directors shall be classified into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of Directors as possible. Each Director shall serve for a term ending on the third annual meeting following the annual meeting at which such Director was elected. The foregoing notwithstanding, each Director shall serve until his successor shall have been duly elected and qualified, unless he or she shall resign, become disqualified or disabled, or shall otherwise be removed.

At each annual election, the Directors chosen to succeed those whose terms then expire shall be of the same class as the Directors they succeed, unless, by reason of any intervening changes in the authorized number of Directors, the Board shall designate one or more Directorships whose term then expires as Directorships of another class in order more nearly to achieve equality of number of Directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of Directors as possible, in the event of any change in the authorized number of Directors, each Director then continuing to serve as such shall nevertheless continue as a Director of the class of which he or she is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created Directorship may, consistent with the rule that the three classes shall be as nearly equal in number of Directors as possible, be allocated to one or two or more classes, the Board shall allocate it to that of the available classes whose terms of office are due to expire at the earliest date following such allocation. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

SECTION 1.3. Removal. Except as otherwise required by law or the Corporation’s Certificate of Incorporation, a Director of the Corporation may be removed only for cause, as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of Directors, voting as a single class.

SECTION 1.4. Newly Created Directorships and Vacancies. Newly created Directorships resulting from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors for a term of office continuing only until the next election of one or more Directors by the stockholders entitled to vote thereon; provided, however, that the Board shall not fill more than two such Directorships during the period between two successive annual meetings of stockholders. Any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board. Any Director elected to fill any such vacancy shall hold office for the remainder of the full term of the Director whose departure from the Board created the vacancy and until such newly elected Director’s successor shall have been elected and qualified.

SECTION 1.5. Authorized Meetings of the Board. The Board shall have authority to hold annual, regular and special meetings. An annual meeting of the Board may be held immediately after the conclusion of the annual meeting of the stockholders. Regular meetings of the Board may be held at such times as the Board may determine. Special meetings may be held if called by the Chairman of the Board, the CEO, or by at least one-third of the Directors then in office.

Notice of the time or place of a meeting may be given in person or by telephone by any officer of the Corporation, or transmitted electronically to the Director’s home or office, or entrusted to a third party company or governmental entity for delivery to the Director’s business address. Notice of annual or regular meetings is required only if the time for the meeting is changed or the meeting is not to be held at the principal executive offices of the Corporation. When notice is required, it shall be given not less than twenty-four (24) hours prior to the time fixed for the meeting; provided, however, that if notice is transmitted electronically or entrusted to a third party for delivery, the electronic transmission shall be effected or the third party shall promise delivery by not later than the end of the day prior to the day fixed for the meeting. The Board may act at meetings held without required notice if all Directors consent to the holding of the meeting before, during or after the meeting.

At all meetings of the Board, a majority of the Directors then in office shall constitute a quorum for all purposes. If any meeting of the Board shall lack a quorum, a majority of the Directors present may adjourn the meeting from time to time, without notice, until a quorum is obtained.

SECTION 1.6. Committees. The Board may, by resolution approved by at least a majority of the authorized number of Directors, establish committees of the Board with such powers, duties and rules of procedure as may be provided by the resolutions of the Board establishing such committees. Any such committee shall have a secretary and report its actions to the Board.

SECTION 1.7. Compensation. Directors shall be entitled to compensation for their service on the Board or any committee thereof as the Board may determine from time to time. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE II

Officers

SECTION 2.1. Designated Officers. The officers of the Corporation shall be elected by, and serve at the pleasure of, the Board and shall consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, one or more Vice Presidents (one or more of whom may be designated an Executive Vice President or Senior Vice President), Secretary, and Treasurer, as determined by the Board. The Board also may elect or appoint such other officers and assistant officers as the Board may from time to time deem advisable for the conduct and affairs of the Corporation. Any two offices may be held by the same person.

SECTION 2.2. Election and Term. At its first meeting after each annual meeting of the stockholders, the Board shall elect the officers. The term of each officer shall be until the first meeting of the Board following the next annual meeting of stockholders and until such officer’s successor is chosen and qualified, or until such person’s earlier death, disqualification or removal.

SECTION 2.3. Removal. Except where otherwise expressly provided in a contract authorized by the Board, any officer elected or appointed by the Board may be removed at any time with or without cause by the affirmative vote of a majority of the Board. Any officer or agent appointed by the Chief Executive Officer may be removed by him or her with or without cause.

SECTION 2.4. Vacancies. A vacancy in any office may be filled for the unexpired portion of the term by the Board. Any vacancy in an office appointed by the Chief Executive Officer because of death, resignation, or removal may be filled by the Chief Executive Officer.

SECTION 2.5. Chairman of the Board. The Chairman shall preside at meetings of the stockholders and the Board, and shall have such other powers and perform such other duties as may from time to time be granted or assigned by the Board.

SECTION 2.6. Chief Executive Officer. The Board may appoint one or more officers of the Corporation as the Chief Executive Officer (such one or more individuals, the “CEO”). The CEO shall be the senior executive officer of the Corporation and shall in general supervise and control all the business and affairs of the Corporation. The CEO shall direct the policies of the Corporation and shall perform all other duties incident to the office or as may be delegated or assigned by the Board from time to time. The CEO may delegate powers to any other officer of the Corporation.

SECTION 2.7. The President. Subject to the Chairman of the Board, the CEO and the Board itself, the President shall in general assist the CEO in the administration and operation of the Corporation’s business and general supervision of its policies and affairs. He shall perform all duties incident to the Office of President and such other duties as may be prescribed by the Board from time to time.

SECTION 2.8. Chief Financial Officer. The Chief Financial Officer shall be and the senior financial officer and act in an executive financial capacity. The Chief Financial Officer shall assist the CEO in the general supervision of the Corporation’s financial policies and affairs and shall have such duties as are incident to such office or as may be delegated or assigned from time to time by the CEO or by the Board.

SECTION 2.9. Vice Presidents. In the event of the absence or disability of the Chairman of the Board, the CEO and the President, the Vice Presidents in the order designated by the Board or in the absence of any designation, then in the order of their rank (Executive Vice President, Senior Vice President, Vice President), shall be designated by the Board to exercise their powers and perform their duties. The Vice Presidents shall have such other powers and perform such other duties as may from time to time be granted or assigned to them by the Board or, subject to the control of the Board, the CEO or the President.

SECTION 2.10. Secretary. The Secretary shall keep full and complete records of the proceedings of the Board and the meetings of the stockholders; keep the seal of the Corporation, and affix the same to all instruments which may require it; have custody of and maintain the Corporation’s stockholder records; and shall have such other powers and perform such other duties as may from time to time be granted or assigned to him by the Board or, subject to the control of the Board, by a committee thereof, or otherwise be in accordance with the direction of the Board.

SECTION 2.11. Treasurer. The Treasurer shall have custody of the funds of the Corporation and deposit and pay out such funds, from time to time, in such manner as may be prescribed by, or be in accordance with the direction of the Board or the CEO, and shall have such other powers and perform such other duties as may from time to time be granted or assigned to him by the Board or, subject to the control of the Board, by a committee thereof, or otherwise be in accordance with the direction of the Board.

SECTION 2.12. Other Officers. Any other elected officer shall have such powers and perform such duties as may from time to time be granted or assigned to him by the Board or, subject to the control of the Board, by a committee thereof, or otherwise be in accordance with the direction of the Board.

SECTION 2.13. Compensation. The officers of the Corporation shall be entitled to compensation for their services. The amounts and forms of compensation which each of such officers shall receive, and the manner and times of its payment, shall be determined by, or be in accordance with the direction of, the Board.

ARTICLE III

Certificates for Shares and Their Transfer

SECTION 3.1. Certificates for Shares. Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board. The stock certificates shall be signed by (a) the Chairman of the Board and the CEO, or the President, a vice president, or the secretary; or (b) the CEO and the President, a vice president or the secretary; as shall be determined by the Board. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board may prescribe.

SECTION 3.2. Transfers of Shares. Transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

ARTICLE IV

Stockholders

SECTION 4.1. Annual Meeting. An annual meeting of stockholders shall be held for the purpose of electing Directors and for the transaction of such other business as may come before the meeting on such date and at such time as the Board shall fix and set forth in the notice of the meeting, which date shall be held within six months after the last day of the Corporation’s fiscal year or as soon thereafter as practicable.

SECTION 4.2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called only by the Chairman of the Board, or by the President pursuant to the request of the holders of not less than ten percent (10%) of the outstanding shares of the Corporation’s voting stock, as specified in and subject to the provisions and conditions described herein. No business other than that stated in the notice shall be transacted at any special meeting.

SECTION 4.3. Place of Meeting. The Board may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the Board. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the registered office of the Corporation in the State of Delaware.

SECTION 4.4. Notice of Meeting. Written or printed notice stating the place, day, and hour of each stockholders’ meeting and, in case of a special meeting, the purpose or purposes for which the stockholders’ meeting is called, shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the CEO, President, Secretary or the officer or person calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited into the United States mail, addressed to the stockholder at his or her address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

SECTION 4.5. Stockholder Action in Lieu of Meeting. Any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice, if a unanimous consent in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding shares entitled to vote thereon.

Any written consent may be revoked by a writing received by the Secretary of the Corporation prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary.

SECTION 4.6. Closing of Transfer Books or Fixing of Record Date. For the purposes of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the Board of the Corporation may provided that the stock transfer books shall be closed for a stated period but not to exceed, in any case, sixty (60) days. If the stock transfer books shall be closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty (60) days and, in case of a meeting of stockholders, not less than ten (10) days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, or stockholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board declaring such dividend is adopted, as the case may be shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of the stock transfer books and the stated period of closing has expired.

SECTION 4.7. Voting Lists. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten (10) days before each meeting of stockholders, a complete list of stockholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which list for a period of ten (10) days prior to such meeting shall be kept on file at the registered office of the Corporation and shall be subject to inspection by any stockholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting. The original stock transfer book shall be prima facie evidence as to who are the stockholders entitled to examine such list or transfer books or to vote at any meeting of stockholders.

SECTION 4.8. Quorum. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 4.9. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after three (3) years from the date of its execution, unless otherwise provided in the proxy.

SECTION 4.10. Voting of Shares. Unless otherwise required by law, each outstanding share entitled to vote or except as otherwise provided by the Certificate of Incorporation, shall be entitled to one vote upon each matter submitted to a vote at a meeting of stockholders.

SECTION 4.11. Election of Directors. In voting for election of directors, the voting shall be by written ballot, and each stockholder shall have one vote for each full share of stock entitled to vote that is registered in such stockholder’s name on the record date for the meeting at which directors are to be elected. Directors shall be elected by a plurality of the votes cast and cumulative voting for the election of directors shall be prohibited.

SECTION 4.12. Inspectors of Election. In advance of any meeting of stockholders, the Board shall appoint not less than one (1) nor more than three (3) inspectors of election. If there is no such appointment made in advance, or if any appointed person refuses or fails to serve, the Chairman of the meeting shall appoint a replacement. Inspectors of election shall determine the number of shares outstanding, voting power of each share, shares represented at the meeting, existence of a quorum, and authenticity, validity and effect of proxies; shall receive votes, ballots, assents and consents, and hear and determine all challenges and questions in any way arising in connection with a vote; shall count and tabulate all votes, assents and consents, and determine and announce results; and do all other acts as may be proper to conduct elections or votes with fairness to all stockholders.

SECTION 4.13. Adjournments. Any meeting of the stockholders (whether annual or special and whether or not a quorum shall have been present), may be adjourned from time to time and from place to place by vote of a majority of the stock having voting power represented at such meeting, without notice other than announcement at such meeting of the time and place at which the meeting is to be resumed—such adjournment and the reasons therefore being recorded in the minutes of the meeting; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any meeting so resumed after such adjournment, provided a majority of the outstanding shares of stock having voting power shall then be represented, any business may be transacted which might have been transacted at the meeting as originally scheduled.

SECTION 4.14. Advance Notice of Director Nominations and Stockholder Proposals. This Section shall apply to all stockholder proposals, regardless of whether such proposals are brought under Rule 14a-8 of the Securities Exchange Act of 1934. For business to be properly brought before an annual meeting by a stockholder (A) the stockholder must have given timely notice thereof in writing to the Secretary; (B) the subject matter thereof must be a matter which is a proper subject matter for stockholder action at such meeting; and (C) the stockholder must be a stockholder of record of the Corporation at the time the notice required by this Section is delivered to the Corporation and must be entitled to vote at the meeting.

Except as otherwise provided in the Certificate of Incorporation, to be considered timely notice, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not less than 90 calendar days before the date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders nor more than 120 days before the date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then a stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on the 60th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of such date was made.

Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposes to nominate for election as a Director, (1) all information as may be required by the Corporation pursuant to any policy of the Corporation governing the selection of Directors; and (2) such person’s written consent to being named as a nominee and to serving as a Director if elected; and (3) information as to any material relationships, including financial transactions and compensation, between the stockholder and the proposed nominee(s); and (B) as to any business the stockholder proposes to bring before the meeting, (1) a brief description of such business; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment); (3) the reasons for conducting such business at the meeting; and (4) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal or nomination is made, (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner; (2) the class and number of shares of the Corporation that are owned beneficially and held of record by such stockholder and such beneficial owner; (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares of capital stock required to approve or adopt the proposal or elect the nominee; and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination; and (5) a disclosure of all ownership interests, including derivatives, hedged positions and other economic and voting interests.

In addition, any nominee for election as Director must complete a questionnaire, in a form provided by the company, to be submitted with the stockholder proponent’s notice, that inquires as to, among other issues, the proposed nominee’s independence. In particular, candidates must represent that they do not have, nor will they have, any undisclosed voting commitments or other arrangements with respect to their actions as a Director.

ARTICLE V

Indemnification of Directors and Officers

SECTION 5.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a Director or an officer of the Corporation or, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 5.3 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the first instance by the Board.

SECTION 5.2. Right to Advancement of Expenses. The right to indemnification conferred in Section 5.1 hereof shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”); provided, however, that if the DGCL requires an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article V or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 5.1 and 5.2 hereof shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

SECTION 5.3. Right of Indemnitee to Bring Suit. If a claim under Section 5.1 is not paid in full by the Corporation within sixty (60) days (or, with respect to claims under Section 5.1, twenty (20) days) after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee, to the fullest extent permitted by law, shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

SECTION 5.4. Non-Exclusivity of Rights; Effect of Amendment. The rights to indemnification and to the advancement of expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire by any statute, the Corporation’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or it successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

SECTION 5.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

SECTION 5.6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

ARTICLE VI

Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation, any designation of Preferred Stock or the Bylaws of the Corporation, or (iv) any other action asserting a claim against the Corporation or any Director, officer or other employer of the Corporation that is governed by or subject to the internal affairs doctrine for choice of law purposes. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Article VI.

ARTICLE VII

Amendment of Bylaws

In addition to any requirements set forth by the General Corporation Law of the State of Delaware, the Bylaws of the Corporation may be adopted, amended or repealed by (i) the affirmative vote of at least two-thirds of the holders of all of the shares of the stock of the Corporation then entitled to vote in an election of Directors, voting together as a single class, or by (ii) approval of a majority of the Board.

ARTICLE VIII

Miscellaneous

SECTION 8.1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board.

SECTION 8.2. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.

SECTION 8.3. Seal. The Board shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the Corporation and the state of incorporation.

SECTION 8.4. Waiver of Notice. Whenever any notice whatever is required to be given under the provisions of these Bylaws, said notice shall be deemed to be sufficient if given by depositing the same in a post office box in a sealed postpaid wrapper addressed to the persons entitled thereto at his or her post office address, as it appears on the books of the Corporation and such notice shall be deemed to have been given on the date of such mailing. Such notice shall also be sufficient if given by electronic transmission under DGCL §232. A waiver of notice, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Neither the business to be transacted at, nor the purposes of, any regular or special meeting of the Board or stockholders need be specified in the waiver of notice of such meeting.

SECTION 8.5. Executive Office. The principal executive office of the Corporation shall be located in the City of Alvin, County of Brazoria, State of Texas, or at such place as the Board may from time to time determine. The Corporation also may have offices at such other places, both within and without Delaware, as the Board from time to time shall determine or the business and affairs of the Corporation may require.

APPENDIX D

TEAM, INC.

2006 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED AUGUST 13, 2011)

WHEREAS, the Team, Inc. 2006 Stock Incentive Plan (the “Plan”) was adopted by the Board of Directors of Team, Inc. (the “Company”) effective on August 1, 2006, and was approved by the shareholders at the Company’s 2006 annual shareholders’ meeting;

WHEREAS, the Plan was amended and restated, effective August 1, 2008, and was approved by the shareholders at the Company’s 2008 annual shareholders’ meeting;

WHEREAS, the Plan was amended and restated, effective August 1, 2009, and was approved by the shareholders at the Company’s 2009 annual shareholders meeting to provide for the award of performance-based incentives qualifying under Section 162(m) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, it is desirable that the Plan be amended and restated, effective August 3, 2011, to provide an increase in the number of authorized shares under the Plan;

NOW, THEREFORE, the following Amended and Restated Plan is hereby adopted and approved, effective August 3, 2011.

I. INTRODUCTORY PROVISIONS; DEFINITIONS

1.	History and Purpose. The Plan is an amendment and complete restatement of the Company’s 2006 Stock Incentive Plan. The Plan is intended to advance the interests of the Company, its shareholders, and its subsidiaries by encouraging and enabling selected key employees of the Company, directors, consultants and advisors upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, to acquire and/or increase and retain a proprietary interest in the Company by ownership of its stock.

2.	Definitions.

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliates” means, except to the extent otherwise not permitted under Section 424(f) of the Code, any one or more corporations which are members of a “parent-subsidiary controlled group” as such term is defined in Section 1563(a)(1) of the Code, except that “at least 50 percent” shall be substituted for “at least 80 percent” each place it appears in Section 1563(a)(1) of the Code.

“Award” means any form of award authorized and granted under the Plan, whether singly or in combination pursuant to such terms, conditions, restrictions and/or limitations (if any) as the Committee may establish. Awards granted under the Plan may include:

(i)	Options;

(ii)	Restricted Stock;

(iii)	Stock Appreciation Rights;

(iv)	Stock Units and Performance Share Awards; and

(v)	Performance-Based Awards.

“Board” means the Board of Directors of the Company.

“Cause” has the meaning designated in the Award Agreement for an individual’s Award.

“Change of Control” means (i) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation other than a transaction undertaken in order to reincorporate in another state (for purposes thereof, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation); (ii) any sale of all or substantially all of the assets of the Company; (iii) the complete liquidation of the Company; or (iv) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities by any “person,” as such term is used in Sections 13(d) and 14(d) of the Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any entity owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company; provided, however, that in no event shall a Change of Control include any transaction following which the former shareholders of the Company continue to represent more than 50% of the combined voting power of the Company’s then outstanding securities, in substantially the same proportions as prior to the transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee, or such other committee comprised solely of individuals who qualify as both “non-employee directors,” as defined in Rule 16b-3(b)(3) promulgated under the Act, and “outside directors,” within the meaning of Section 162(m) of the Code, as designated by the Board of Directors, vested with authority for administration of the Plan by the Board.

“Common Stock” or “Stock” means the Company’s $0.30 par value common stock.

“Company” means Team, Inc., a corporation organized under the laws of the State of Texas, and all successors thereto.

“Date of Grant” means the date on which an Award is granted under the Plan.

“Disability” has the meaning set forth in the Company’s long-term disability plan. In the event no such plan is maintained on the date an individual’s employment is terminated due to Disability, then such term shall have the meaning provided in Section 409A of the Code and the regulations issued pursuant thereto.

“Exercise Price” means a price per share of Common Stock that is equal to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the last date preceding the Date of Grant on which sales of the Common Stock occurred on the American Stock Exchange or other primary market or exchange on which the Common Stock traded.

“Fair Market Value” of Common Stock as of a given date shall mean the closing sales price of the Common Stock on the applicable exchange or market on the trading day immediately preceding the date as of which Fair Market Value is to be determined or, in the absence of any reported sales of Common Stock on such date, on the first preceding date on which any such sale shall have been reported; provided, however, that if the Common Stock does not trade on the relevant date, such price shall be determined based upon the closing price of the Common Stock on the next preceding date on which trades occurred; and provided further, however, that should the primary market or exchange on which the Common Stock is traded adopt a continuous twenty-four hour trading policy, “Fair Market Value” for purposes of this Plan shall mean the price of the Common Stock on the last trade prior to 4:30 p.m., New York time.

“Incentive Stock Option” means an Option intended to qualify, and which qualifies as, an “incentive stock option” under Section 422 of the Code.

“Non-qualified Stock Option” means an Option not intended to be (as set forth in the Option Agreement), or which does not qualify as, an Incentive Stock Option.

“Option” means an option granted under the Plan.

“Optionee” means a person to whom an Option, which has not expired, has been granted under the Plan.

“Participant” means an employee, director, consultant or advisor to the Company, who is granted an Award under the Plan.

“Performance-Based Award” means the right of a Participant to receive Stock or cash upon achieving Performance Goals as described in Part VI.

“Performance Share Award” means the right of a Participant to receive Stock or cash upon satisfaction of performance conditions as described in Part V.

“Performance Cycle” means the period determined by the Committee over which the Company’s level of attainment of a Performance Measure shall be determined.

“Performance Goals” means, with respect to any Performance Share Award or Performance-Based Award, one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measure during a fiscal year or specified Performance Cycle, as applicable.

“Performance Measure” means, with respect to any Performance Share Award or Performance-Based Award, the business criteria established by the Committee to measure the level of performance of the Company as a whole or a division or a business unit of the Company during the fiscal year or Performance Cycle, as applicable. The Committee may select as the Performance Measure any one or combination of objective financial measures, as interpreted by the Committee, which (to the extent applicable) can be determined either on a pro forma or GAAP basis, and either pre-tax or after-tax, including: earnings per share, return on equity, return on invested capital, relative total shareholder return, revenue growth, Stock performance, net income, return on sales, return on assets, revenues, expense management, economic value added, cash flow, operating profits and net operating income.

“Permitted Transferees” means members of the immediate family of the Participant, trusts for the benefit of such immediate family members, and partnerships in which substantially all of the interests are held by the Participant and members of his or her immediate family. An immediate family member shall mean any descendant (children, grandchildren and more remote descendants), including step-children and relationships arising from legal adoption, and any spouse of a Participant or a Participant’s descendant.

“Plan” means this Team, Inc. 2006 Stock Incentive Plan.

“Restricted Period” has the meaning ascribed to it in Part IV.

“Restricted Stock” has the meaning ascribed to it in Part IV.

“Stock Appreciation Right” means the right of a Participant to receive Stock or cash upon exercise of the Award as described in Part III.

“Stock Unit” means a right to deferred delivery of Stock or cash under an Award described in Part V.

“Successor” means the legal representative of the estate of a deceased Optionee or the person or persons who acquire the right to exercise an Option by bequest or inheritance or by reason of the death of any Optionee.

“Term of Plan” means that period which commences August 1, 2006, and terminates on July 31, 2016, or such earlier date as the Board hereafter determines.

“Termination of Employment” or “Termination of Service” means the cessation of an employee’s relationship as an employee of the Company or Affiliate (for federal tax purposes), or termination of a director’s, consultant’s, or advisor’s service as such for the Company or Affiliate.

3.

Administration of Plan. The Plan shall be administered by a Committee of two or more members. The Committee shall report all action taken by it to the Board. Except when the Board determines otherwise, the Committee shall consist of the members of the Compensation Committee of the Board of Directors. All members of the Committee shall qualify as both “non-employee directors,” as defined in Rule 16b-3(b)(3) promulgated under the Act and “outside directors” within the meaning of Section 162(m) of the Code. The

Committee shall have full and final authority in its discretion, subject to the provisions of the Plan, to determine the Participants to whom and the time or times at which Awards shall be granted and the number of shares of Common Stock covered by each Award; to construe and interpret the Plan; to determine and interpret the terms and provisions of the respective Award agreements, which need not be identical as between Participants, including, but without limitation, terms covering the payment of the Option price; and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons.

4.	Common Stock Subject to the Plan. The aggregate number of shares of Common Stock which may be issued pursuant to Awards under the Plan shall not exceed 5,900,000, subject to adjustment under the provisions of Part VII. The shares of Common Stock to be issued under the Plan may be authorized but unissued shares, shares issued and reacquired by the Company or shares bought on the market for the purposes of the Plan. In the event any Award shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the shares subject to such Award but not issued shall again be available for award under the Plan. The maximum number of shares of Common Stock for which Options, Stock Appreciation Rights, shares of Restricted Stock, Stock Units, Performance Share Awards or Performance-Based Awards that may be awarded during any fiscal year of the Company to any employee shall be 500,000 (the “Maximum Award Limit”). The maximum amount of compensation that may be paid under all Performance-Based Awards denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance-Based Awards) granted to any one individual during any calendar year may not exceed $500,000, and any payment due with respect to a Performance-Based Award shall be paid no later than ten (10) years after the date of grant of such Performance-Based Award.

5.	Limitations on Certain “Full Value” Grants Awarded under the Plan. Notwithstanding the provisions of paragraph 4 above, with respect to 95% of the shares of Common Stock awarded under the Plan, or 5,605,000 shares (subject to adjustment under the provisions of Part VII), the minimum period over which tenure-based awards of Restricted Stock or Stock Units may vest shall be three (3) years (except in the case of the Participant’s death, Disability or a Change of Control), and the minimum performance period over which Awards of Restricted Stock, Stock Units or Performance Share Awards shall vest shall be one (1) year (except in the case of the Participant’s death, Disability or a Change of Control).

6.	Award Agreements. Any Award granted under this Plan shall be evidenced by an agreement (“Award Agreement”) which shall be approved in form and substance by the Committee. Such Award Agreements may, in the discretion of the Committee, contain (i) forfeiture provisions applicable if a Participant’s employment or service terminates for Cause; and/or (ii) non-compete covenants applicable to a Participant who accepts such Award. Each Award Agreement shall be executed by an officer of the Company and the Participant.

7.	Eligibility. Subject to the terms of the Plan, all employees, directors, consultants and advisors to the Company shall be eligible to receive awards under the Plan.

II. STOCK OPTIONS

All Options and Option Agreements granted under the provisions of this Plan shall be subject to the following limitations and conditions:

1.	Option Price. The Option price per share with respect to each Option shall be the Exercise Price.

2.	Period of Option. The expiration date of each Option shall be fixed by the Committee at the Date of Grant, but in no event shall the expiration date be later than ten years from the Date of Grant.

3.	Holding Period. No Common Stock issued pursuant to exercise of an Option granted pursuant to this Plan may, unless the Committee determines otherwise, be sold, transferred, assigned or otherwise disposed of within six months following the Date of Grant of the Option.

4.	Shareholder Rights. Neither an Optionee nor his Successor shall have any of the rights of a shareholder of the Company by reason of holding an Option, and such shareholder rights will not exist until the certificates evidencing the shares of Common Stock purchased under the Option are properly delivered to such Optionee or his Successor.

5.	Exercise of Option. Each Option shall be exercisable from time to time over a period commencing on the Date of Grant and ending upon the expiration or termination of the Option; provided, however, the Committee may, by the provisions of any Option Agreement, postpone in whole or in part the vesting or exercisability of the Option and limit the number of shares purchasable thereunder in any period or periods of time during which the Option is exercisable. Payment of the Exercise Price for shares of Stock purchased under this Plan shall be made in full and in cash or by certified or cashier’s check made payable to the Company or a combination thereof. In addition, if permitted by the Committee or the terms of the Option Agreement, Participants may elect to pay the Exercise Price by tendering, either through actual delivery of shares of Common Stock or though attestation, shares of Common Stock (valued at Fair Market Value) owned by the Participant, or any combination thereof, equivalent to the Exercise Price. The Committee may permit a Participant to pay the Exercise Price by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Exercise Price and any tax withholding resulting from such exercise. Exercise of an Option shall not be effective until the Company has received written notice of exercise. Such notice must specify the number of whole shares to be purchased and be accompanied by payment in full of the aggregate Exercise Price for the number of shares purchased. The Company shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Option.

6.	Nontransferability of Option. Incentive Stock Options awarded under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. Incentive Stock Options may be exercised during the lifetime of the Participant only by the Participant or his guardian or legal representative. If expressly permitted by the terms of the Option agreement, Non-Qualified Options may be transferred by a Participant to Permitted Transferees, provided that there is not any consideration for the transfer. No Option shall be pledged or hypothecated in any way and no Option shall be subject to execution, attachment, or similar process.

7.	Termination of Employment or Service. Except as provided herein, upon an Optionee’s Termination of Employment or Service his Option privileges shall be limited to the shares which were immediately purchasable by him at the date of such termination, and such Option privileges shall be exercisable by such Optionee for three months after the date of such termination, but not any later than the expiration date of the Option, at which time such Option shall expire. The Committee may, by the terms of the Option Agreement, provide for a longer or shorter period during which the Option may be exercised following Termination of Employment or Service. The granting of an Option to an eligible person does not alter in any way the Company’s existing rights to terminate such person’s employment or service at any time for any reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan.

8.	Death of Optionee. If an Optionee dies while in the employment or service of the Company, such Optionee’s Option shall remain exercisable by the Optionee’s Successor until the close of the business day on or immediately preceding the first annual anniversary date of the Optionee’s death, or the expiration date, if earlier, at which time such Option shall expire.

9.

Additional Limitations for Incentive Stock Options. Options granted under the Plan may qualify as “incentive stock options” as defined in Section 422 of the Code. Incentive Stock Options shall be awarded only to employees. No Incentive Stock Options shall be granted to any employee if, immediately before the Date of Grant, such employee owns more than 10% of the total combined voting power of all classes of stock of the Company or its Affiliates (as determined in accordance with the stock attribution rules contained in Section 424(d) of the Code). Provided, the preceding sentence shall not apply if at the time the Option is granted, the Option Price is increased to an amount equal to 110 percent of the Fair Market Value and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted. The aggregate Fair Market Value (determined as of the time the Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all incentive stock option plans qualified under Section 422 of the Code sponsored by the Company or any Affiliate) shall not exceed $100,000. If any Options are awarded in excess of this limit, the excess options shall be Non-Qualified Stock Options.

III. STOCK APPRECIATION RIGHTS

1.	Definition. A Stock Appreciation Right is an Award that may be granted and entitles the holder to receive an amount equal to the difference between the Fair Market Value of the shares of Stock at the time of exercise of the Stock Appreciation Right and the Fair Market Value of Stock on the date of grant, subject to the applicable terms and conditions of the Award Agreement and the following provisions of this Part III.

2.	Eligibility. The Committee may, in its discretion, award Stock Appreciation Rights to any Participant.

3.	Exercise. A Stock Appreciation Right may be exercised under the applicable terms and conditions of the Award Agreement. A Stock Appreciation Right shall entitle the holder to receive, upon exercise of the Stock Appreciation Right, shares of Stock (valued at their Fair Market Value at the time of exercise), cash or a combination thereof, in the discretion of the Committee, in an amount equal in value to the excess of the Fair Market Value of the shares of Stock subject to the Stock Appreciation Right as of the date of such exercise over the Fair Market Value on the date of grant.

4.	Expiration Date. The “Expiration Date” with respect to a Stock Appreciation Right shall be determined by the Committee, and shall be not later than ten years from the date of grant. If the right is not exercised before the end of the day on which the right ceases to be exercisable, such right shall be deemed exercised as of such date and payment shall be made to the holder in accordance with the Award Agreement.

5.	Rights of Participants. No Participant shall have any rights as a shareholder with respect to any shares covered by a Stock Appreciation Right until the date of issuance of a stock certificate for such Common Stock.

IV. RESTRICTED STOCK

1.	Definition. Restricted Stock awards are grants of Stock to Participants, the vesting of which is subject to a required period of employment, or period of service as a director or consultant, and any other conditions established by the Committee.

2.	Eligibility. The Committee shall designate the Participants to whom Restricted Stock is to be awarded and the number of shares of Stock that are subject to the award.

3.	Terms and Conditions of Awards. All shares of Restricted Stock awarded to Participants under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as shall be prescribed by the Committee in its sole discretion and as shall be contained in the Award Agreement.

Restricted Stock awarded to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in Part I, paragraph 5 and otherwise herein, for a period of 10 years or such shorter period as the Committee may determine after the time of the award of such stock (the “Restricted Period”). Except for such restrictions, the Participant as owner of such shares shall have all the rights of a stockholder, including but not limited to the right to vote such shares and, except as otherwise provided by the Committee, the right to receive all dividends paid on such shares.

The Committee may in its discretion, at any time after the date of the award of Restricted Stock, adjust the length of the Restricted Period to account for individual circumstances of a Participant or group of Participants, subject to the provisions of Part I, paragraph 5.

Except as otherwise determined by the Committee in its sole discretion, a Participant whose employment or service with the Company and all Affiliates terminates prior to the end of the Restricted Period for any reason shall forfeit all shares of Restricted Stock remaining subject to any outstanding Restricted Stock Award.

Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, at the discretion of the Committee, each such certificate may be deposited in a bank designated by the Committee. Each such certificate shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Team, Inc. 2006 Stock Incentive Plan and an agreement entered into between the registered owner and Team, Inc. A copy of such plan and agreement is on file in the office of the Secretary of Team, Inc., 200 Hermann Drive, Alvin, Texas 77511.

At the end of the Restricted Period for Restricted Stock, such Restricted Stock will be transferred free of all restrictions to a Participant (or his Successors).

4.	Substitution of Cash. The Committee may, in its discretion, substitute cash equal to the Fair Market Value (determined as of the date of distribution) of Stock otherwise required to be distributed to a Participant.

V. STOCK UNITS AND PERFORMANCE SHARE AWARDS

1.	Definition. A “Stock Unit” Award is the grant of a right to receive shares of Stock or cash in the future. A “Performance Share” Award is a grant of a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives during a specified period. The number of Performance Shares earned, and the value received for them, will be contingent on the degree to which the performance measures established at the time of the initial award are met. The minimum vesting or performance period for Awards of Stock Units and Performance Shares shall be subject to the provisions of Part I, paragraph 5.

2.	Eligibility. The Committee shall designate the Participants to whom Stock Units or Performance Share Awards are to be awarded, and the number of units or shares to be the subject of such awards.

3.	Terms and Conditions of Awards. For each Participant, the Committee will determine the timing of awards; the number of Stock Units or Performance Shares awarded; the value of Stock Units and Performance Shares, which may be stated either in cash or in shares of Stock; the performance measures used for determining whether the Performance Shares are earned; the performance period during which the performance measures will apply (which shall be subject to the provisions of Part I, paragraph 5); the relationship between the level of achievement of the performance measures and the degree to which Performance Shares are earned; whether, during or after the performance period, any revision to the performance measures or performance period should be made to reflect significant events or changes that occur during the performance period (subject to the provisions of Part I, paragraph 5); the number of earned Performance Shares that will be paid in cash and/or shares of Stock; and whether dividend equivalents will be paid on Stock Units, either currently or on a deferred basis. For any award of Performance Shares that is intended to be a Performance-Based Award, adjustments made by the Committee under the preceding sentence shall be limited as provided in Section VI.3 below. All Awards of Stock Units and Performance Shares shall be made in accordance with the limits set forth in Part I, paragraph 5 hereof.

4.

Payment. The Committee will compare the actual performance to the performance measures established for the performance period and determine the number of units to be paid and their value. Payment for Stock Units or Performance Shares earned shall be wholly in cash, wholly in Stock or in a combination of the two, in a lump sum or installments, and subject to vesting requirements and such other conditions as the Committee shall provide. The Committee will determine the number of earned Stock Units or Performance Shares to be paid in cash and the number to be paid in Stock. For Stock Units or Performance Shares payable in shares of Stock, one share of Stock will be paid for each share earned, or cash will be paid for each share earned equal to either (a) the Fair Market Value of a share of Stock at the delivery date or the end of the performance period, as applicable, or (b) the Fair Market Value of the Stock averaged for a number of days determined by the Committee. For Stock Units or Performance Shares awarded in cash, the value of each share earned will be paid in its initial cash value, or shares of Stock will be distributed based on the cash value of the shares earned divided by (a) the Fair Market Value of a share of Stock at the delivery date or end of the performance period, as applicable, or (b) the Fair Market Value of a share of Stock averaged for a number of days determined by the Committee.

5.	Death or Termination of Employment or Service. A Participant whose employment or service with the Company and Affiliates terminates because of death either (i) during a performance period, or (ii) prior to the delivery date for Stock Units, shall be entitled to the prorated value of earned Performance Shares or Stock Units, at the conclusion of the performance period (or the deferred delivery date) based on the ratio of the months the Participant was employed (or during which he rendered services as a director or consultant) during the period to the total months of the performance period (or from the date of the award of the Stock Units until the deferred delivery date). If the Participant’s employment or service with the Company and Affiliates terminates for any reason other than death (i) during a performance period, or (ii) prior to the delivery date for deferred Stock Units, the Performance Shares or Stock Units will be forfeited on the date his employment or service with the Company and Affiliates terminates. Notwithstanding the foregoing provisions, but subject to the limitations contained in Part I, paragraph 5 herein, the Committee may determine that the Participant will be entitled to receive all or any portion of the Performance Shares or Stock Units that he would otherwise receive, and may accelerate the determination and payment of the shares or units or make such other adjustments as the Committee, in its sole discretion, deems desirable.

6.	Rights of Participants. No Participant shall have any rights as a shareholder with respect to any shares covered by Stock Units or Performance Shares until the date of issuance of a stock certificate for such Common Stock.

VI. PERFORMANCE-BASED AWARDS

1.	Performance-Based Awards. The Committee may grant to officers and other key employees of the Company the prospective contingent right to receive payments of stock, cash or any combination thereof as may be designated or established by the Committee (“Performance-Based Awards”), which may be documented in any form of Award provided under the Plan or through a separate form of Award Agreement as described in paragraph 2 below. Performance-Based Awards shall be earned by Participants only if specified Performance Goals are satisfied in the applicable Performance Cycle. The Committee shall, in its sole discretion, determine the officers and other key employees eligible to receive Performance-Based Awards. At the time each grant of a Performance-Based Award is made, the Committee shall establish the applicable Performance Cycle, the Performance Measure and Performance Goals in respect of such Performance-Based Award. The number of shares of stock and/or the amount of cash earned and payable in settlement of a Performance-Based Award shall be determined by the Committee at the end of the Performance Cycle. Notwithstanding anything else in the Plan to the contrary, prior to any payment of remuneration under a Performance-Based Award, the Committee shall, in a timely manner, certify that the Performance Goals and any other material terms have in fact been satisfied.

2.

Award Agreement. The Award Agreement for each Performance-Based Award shall provide that, in order for a Participant to earn all or a portion of the stock or cash subject to such Performance-Based Award, the Company must achieve certain Performance Goals over a designated Performance Cycle having a minimum duration of one year. The Performance Goals and Performance Cycle shall be established by the Committee in its sole discretion. The Committee shall establish a Performance Measure for each Performance Cycle for determining the portion of the Performance-Based Award, which will be earned or forfeited, based on the extent to which the Performance Goals are achieved or exceeded. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Performance-Based Award based on the level attained. Once established by the Committee and specified in the Award Agreement, and except as provided below, the Performance Goals and the Performance Measure in respect of any Performance-Based Award shall not be changed. The Committee may, in its discretion, eliminate or reduce (but not increase) the amount of any Performance-Based Award that otherwise would be payable to a Participant upon attainment of the Performance Goal(s) unless the Participant has a vested right under applicable employment law to receive the full Performance-Based Award. In addition, the Performance Goals and Performance Measures shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in the Award Agreement, shall be subject to adjustment for specified significant extraordinary items or events. Performance goals based on stock price shall be proportionately adjusted for any changes in the price due to a stock split.

3.	Determination of Terms of Awards. Performance-Based Awards may be made on such terms and conditions not inconsistent with the Plan, and in such form or forms, as the Committee may from time to time approve. Performance-Based Awards may be made alone, in addition to, in tandem with, or independent of other grants and awards under the Plan. Subject to the terms of the Plan, the Committee shall, in its discretion, determine the number of shares of Stock subject to each Performance-Based Award made to a Participant and the Committee may impose different terms and conditions on any particular Performance–Based Award made to any Participant. The Performance Goals, the Performance Cycle and the Performance Measure applicable to a Performance-Based Award shall be set forth in the relevant Award Agreement. The Award Agreement may provide that the Performance-Based Award will vest in connection with a Participant’s death or Disability, or a Change of Control, but may not accelerate vesting upon a Participant’s retirement or termination without cause or for good reason.

4.	Payments of Awards. Each Participant shall be entitled to receive payment in Stock or cash of the Performance-Based Awards earned in respect of a Performance Cycle, subject to the Committee’s discretion to eliminate or reduce the amount that would otherwise be payable to a Participant. Payment in settlement of a Performance-Based Award may be made in Stock, in cash, or in any combination of Stock and cash, and at such time or times, as the Committee, in its discretion, shall determine.

VII. GENERAL PROVISIONS

1.	Adjustments. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares, or dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Committee in the number and kind of shares authorized or outstanding under the Plan, and the Maximum Award Limit. The Committee shall also make adjustments in the event of any distribution of assets to shareholders other than a normal cash dividend. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding Awards, or portions thereof then unexercised, shall be exercisable, to the end that the proportionate interest of the holder of the Participant shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the Option price per share. The Company shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Award.

(a)	In the event that the Board shall adopt resolutions recommending the dissolution or liquidation of the Company, any Option or Stock Appreciation Right Awards granted under the Plan shall terminate as of a date to be fixed by the Committee, provided that not less than thirty (30) days’ written notice of the date so fixed shall be given to each Participant and each such Participant shall have the right during such period to exercise his Option or Right as to all or any part of the shares covered thereby, including shares as to which such Option or Right would not otherwise be exercisable by reason of an insufficient lapse of time.

(b)	Upon a Change in Control, each outstanding Award shall become 100% vested as of the date of the Change in Control, provided that the Participant’s employment or service has not terminated prior to such date.

In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization, then

(i)	If there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the shares under outstanding and unexercised stock options for securities of another corporation, then any Option granted under the Plan shall terminate as of a date to be fixed by the Committee, provided that not less than thirty (30) days’ written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period to exercise his Option as to all or any part of the shares covered thereby, including shares as to which such Option would not otherwise be exercisable by reason of an insufficient lapse of time.

(ii)	If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the shares under outstanding and unexercised stock options and rights for securities of another corporation, then the Committee shall adjust the shares under such outstanding and unexercised stock options and rights (and shall adjust the shares remaining under the Plan which are then available to be optioned under the Plan, if the Reorganization Agreement makes specific provision therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion, or exchange of such stock and such Options and rights.

(c)	The term “Reorganization” as used herein shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization. The provisions hereof shall comply with Section 424(a) of the Code except to the extent the Committee determines otherwise.

(d)	Adjustments and determinations hereunder shall be made by the Committee, whose decisions shall be final, binding, and conclusive.

(e)	Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section 1 to Awards that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A unless the Participant consents otherwise; (ii) any adjustments made pursuant to this Section 1 to Awards that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code Section 409A or comply with the requirements of Code Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any adjustments pursuant to this Section 1 of Part VII to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code Section 409A to be subject thereto.

2.

Restrictions on Issuing Shares. The issuance of Shares under the Plan shall be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Without limiting the foregoing, the Company will not be obligated to sell any Shares hereunder unless the Shares are at the time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws. The Participant shall make such investment representations to the Company and shall consent to the imposition of such legends on the stock certificates as are necessary, in the opinion of the Company’s counsel, to secure to the Company an appropriate exemption from applicable securities laws.

3.	Rights to Employment. Nothing contained in this Plan or in any Award Agreement confers on any person any right to continue in the employ or service of the Company or an Affiliate, or interferes in any way with the right of the Company or an Affiliate to terminate a Participant’s services.

4.	Withholding of Taxes. All Awards and payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Common Stock which the Participant already owns, or to which a Participant is otherwise entitled under the Plan. The Company shall have the right to deduct from all amounts paid in cash in consequence of the exercise of an Option or Stock Appreciation Right or in connection with an award of Restricted Stock or Stock Units and Performance Share Awards under the Plan any taxes required by law to be withheld with respect to such cash payments. Where a Participant is entitled to receive shares of Common Stock pursuant to the exercise of an Option or a Stock Appreciation Right or with respect to an award of Stock Units and Performance Share Awards pursuant to the Plan, the Company shall have the right to require the Participant to pay to the Company the amount of any taxes that the Company is required to withhold with respect to such shares, or, in lieu thereof, to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld. Upon the disposition (within the meaning of Code Section 424(c)) of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of the holding period requirements of Code Section 422(a)(1), the employee shall be required to give notice to the Company of such disposition and the Company shall have the right to require the employee to pay to the Company the amount of any taxes that are required by law to be withheld with respect to such disposition. Upon termination of the Restricted Period with respect to an award of Restricted Stock (or such earlier time, if any, as an election is made by the Participant under Code Section 83(b), or any successor provisions thereto, to include the value of such shares in taxable income), the Company shall have the right to require the Participant to pay to the Company the amount of taxes that the Company is required to withhold with respect to such shares of Common Stock or, in lieu thereof, to retain or sell without notice a sufficient number of shares of Common Stock held by it to cover the amount required to be withheld. The Company shall have the right to deduct from all dividends paid with respect to Restricted Stock the amount of taxes that the Company is required to withhold with respect to such dividend payments.

5.	Use of Proceeds. The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Options granted under the Plan shall be added to the Company’s general funds and used for general corporate purposes.

6.	Amendment, Suspension, and Termination of Plan.

(a)	The Board shall have complete discretionary authority and power to amend, suspend or terminate the Plan at any time, subject to the following provisions:

(i)	Any material amendment, including but not limited to an amendment increasing the number of shares of Common Stock provided in Part I, amending the limitations set forth in Part I, paragraph 5, increasing the Maximum Award Limit, or increasing the dollar limit designated in Part I, paragraph 4, may not be made without shareholder approval.

(ii)	The Board may not, without the Participant’s written consent, modify the terms and conditions of an Award in a manner that impairs any right or obligation previously granted.

(iii)	No amendment, suspension or termination of the Plan shall, without the Participant’s written consent, alter, terminate or impair any right or obligation under any Award previously granted under the Plan.

(b)	Unless previously terminated, the Plan shall terminate with respect to the issuance of any new Awards, and no more Awards may be granted after July 31, 2016. The Plan shall continue in effect with respect to Awards granted before termination of the Plan until such Awards have been settled, terminated, or forfeited.

7.	Section 409A. It is the intention of the Company that no Award shall be “deferred compensation” subject to Code Section 409A, unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code Section 409A.

This map is provided for the convenience of our shareholders attending the 2011 Annual Meeting of Shareholders. Complimentary parking will be provided. In case of any difficulty, please telephone the Company at (281) 331-6154.

TEAM, INC.

ANNUAL MEETING

(200 Hermann Drive)

REVOCABLE PROXY TEAM, INC.

PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED BY THE

BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF

SHAREHOLDERS - SEPTEMBER 29, 2011

The undersigned hereby appoints ANDRE C. BOUCHARD and TED W. OWEN with full power of substitution and ratification, attorney and proxy of the undersigned to vote all shares of Team, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders to be held at Team’s offices at 200 Hermann Drive, Alvin, Texas 77511, at 3:00 p.m. (local time) on Thursday, September 29, 2011, and at any adjournment(s) or postponement(s) thereof.

Please be sure to date and sign Date this proxy card in the box below.

Sign above Co-holder (if any) sign above —

With- For All For hold Except

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH FOR EACH

OF THE FOLLOWING NOMINEES: 1. to elect two class I directors to hold office until the 2014 annual meeting of shareholders and until their successors are duly elected and qualified. (01) Philip J. Hawk (02) Louis A. Waters

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:

For Against Abstain

2. to ratify the appointment of KPMG, LLP, independent public accountants, as auditors for the Company for the year ending

May 31, 2012.

For Against Abstain

3. to approve, by non-binding vote, the compensation

Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A 1Year 2 Years 3 Years Abstain

ONE YEAR FREQUENCY:

4. to recommend, by non-binding vote, the frequency of holding shareholder advisory votes on the compensation of the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF

THE FOLLOWING PROPOSALS: For Against Abstain

5. to approve an amendment to the Company’s Texas articles of incorporation to eliminate supermajority voting requirements.

For Against Abstain

6. to approve the reincorporation of the Company in Delaware.

For Against Abstain

7. to approve an increase in the number of authorized shares under the Team, Inc. 2006 Stock Incentive Plan, as amended.

Detach above card, sign, date and mail in postage paid envelope provided.

TEAM, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SEPTEMBER 29, 2011 ANNUAL MEETING OF SHAREHOLDERS. THE COMPANY’S PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT

www.teamindustrialservices.com/proxy2011 5138

REVOCABLE PROXY

TEAM, INC.

ANNUAL MEETING OF SHAREHOLDERS

September 29, 2011

3:00 P.M.

The undersigned hereby appoints ANDRE C. BOUCHARD and TED W. OWEN with full power of substitution and ratification, attorney and proxy of the undersigned to vote all shares of Team, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders to be held at Team’s offices at 200 Hermann Drive, Alvin, Texas 77511, at 3:00 p.m. (local time) on Thursday, September 29, 2011, and at any adjoumment(s) or postponement(s) thereof.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

TEAM, INC. - ANNUAL MEETING, SEPTEMBER 29, 2011

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call toll free 866-439-4324 on a Touch-Tone Phone. There is NO CHARGE to you

for this call.

or

2. Via the Internet at https://www.proxyvotenow.com/tisi and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

5138

PLEASE MARK VOTES AS IN THIS EXAMPLE

With- For All For hold Except

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF EACH OF

THE FOLLOWING NOMINEES :

1. to elect two class I directors to hold office until the 2014 annual meeting of shareholders and until their successors are duly elected and qualified. (01) Philip J. Hawk (02) Louis A. Waters

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

REVOCABLE PROXY TEAM, INC.

Annual Meeting of Shareholders SEPTEMBER 29, 2011

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:

2. to ratify the appointment of KPMG, LLP, independent public For Against Abstain accountants, as auditors for the Company for the year ending

May 3 1,

3. to approve, by non-binding vote, the compensation of the For Against Abstain Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A 1 Year 2 Years 3 Years Abstain

ONE YEAR FREQUENCY:

4. to recommend, by non-binding vote, the frequency of

holding shareholder advisory votes on the compensation

of the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:

For Against Abstain

5. to approve an amendment to the Company’s Texas art of incorporation to eliminate supermajority voting requirements.

For Against Abstain

6. to approve the reincorporation of the Company in Delaware.

For Against Abstain

7. to approve an increase in the number of authorized shares under the Team, Inc. 2006 Stock Incentive Plan, as amended.

Mark here if you plan to attend the meeting Mark here for address change and note change

Please be sure to date and sign Date this proxy card in the box below.

Sign above Co-holder (if any) sign above —

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

By Mail; or

By Telephone (using a Touch-Tone Phone); or

By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., September 29, 2011. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toil-Free on a Touch-Tone Phone anytime prior to 3 a.m., September 29, 2011:

866-439-4324

Vote by Internet

anytime prior to 3 a.m., September 29, 2011 go to

https://www.proxyvotenow.com/tisi

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!